Exhibit 10.6

EXECUTION VERSION

INTERCREDITOR AGREEMENT

by and among

GENERAL ELECTRIC CAPITAL CORPORATION,

as ABL Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Term Agent,

THE TALBOTS, INC.,

THE TALBOTS GROUP, LIMITED PARTNERSHIP, and

TALBOTS CLASSICS FINANCE COMPANY, INC.,

as Borrowers,

and

THE GUARANTORS PARTY HERETO

dated as of February 16, 2012

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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Section 7.16.	Conflicts	61

Section 7.17.	Information Concerning Financial Condition of the Credit Parties	61

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INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of February 16, 2012 among (a) GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as administrative agent (together with its successors and assigns in such capacity, the “ABL Agent”) for the ABL Secured Parties (as defined below), and (b) WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent (together with its successors and assigns in such capacity, the “Term Agent”) for the Term Secured Parties (as defined below), and acknowledged by (c) each of THE TALBOTS, INC. (“Company”), THE TALBOTS GROUP, LIMITED PARTNERSHIP (“Talbots Group LP”) and TALBOTS CLASSICS FINANCE COMPANY, INC. (“Talbots Finance”) and (d) each of the Company’s affiliates which are signatories to this Agreement.

RECITALS

A. The Company, Talbots Group LP and Talbots Finance (collectively, and together with such other borrowers from time to time under the ABL Credit Agreement referred to below, the “ABL Borrowers” and each individually an “ABL Borrower”), as borrowers, have entered into that certain Amended and Restated Credit Agreement dated of even date herewith (as such agreement may be amended, restated, supplemented, renewed or otherwise modified from time to time, together with any other agreements pursuant to which any of the Indebtedness, commitments, obligations, costs, expenses, fees, reimbursements, indemnities or other obligations payable or owing thereunder may be refinanced, restructured, renewed, extended, increased, refunded or replaced in accordance with the terms of this Agreement, the “ABL Credit Agreement”) with the ABL Agent, the ABL Lenders (as hereinafter defined) and the other parties thereto, pursuant to which, among other things, the ABL Lenders have agreed to make loans and provide extensions of credit from time to time to the Borrowers.

B. The Company, Talbots Group LP and Talbots Finance (collectively, and together with such other borrowers from time to time under the Term Loan Agreement referred to below, the “Term Borrowers” and each individually a “Term Borrower”), as borrowers, have entered into that certain Term Loan Agreement dated of even date herewith (as such agreement may be amended, restated, supplemented, renewed or otherwise modified from time to time, together with any other agreements pursuant to which any of the Indebtedness, commitments, obligations, costs, expenses, fees, reimbursements, indemnities or other obligations payable or owing thereunder may be refinanced, restructured, renewed, extended, increased, refunded or replaced in accordance with the terms of this Agreement, the “Term Loan Agreement”), pursuant to which, among other things, the Term Loan Lenders have made a term loan to the Borrowers.

C. The ABL Guarantors (as hereinafter defined) have guaranteed, among other things, the payment and performance of the Borrowers’ obligations under the ABL Documents (as defined below), and the Term Guarantors (as hereinafter defined) have guaranteed, among other things, the payment and performance of the Borrowers’ obligations under the Term Documents (as defined below).

D. To secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral (as hereinafter defined).

E. To secure the obligations of the Term Credit Parties under and in connection with the Term Documents, the Term Credit Parties have granted to the Term Agent (for the benefit of the Term Secured Parties) Liens on the Collateral (as hereinafter defined).

F. Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Term Agent (on behalf of the Term Secured Parties) and, by their acknowledgment hereof, each of the ABL Credit Parties and the Term Credit Parties, desires to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1. UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Promissory Notes, Records, Securities Accounts, Security, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

Section 1.2. Other Definitions. Subject to Section 1.1, as used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent” or “Collateral Agent” (or similar role) under any ABL Credit Agreement.

“ABL Bank Product Affiliate” shall mean any ABL Agent, ABL Lender or any Affiliate of an ABL Lender or ABL Agent that provides or arranges any Bank Product or Cash Management Services to or for any of the ABL Credit Parties or any of their respective Subsidiaries with the obligations of such ABL Credit Parties or such Subsidiaries thereunder being secured by one or more ABL Collateral Documents, together with their respective successors, assigns and transferees.

“ABL Borrowers” and “ABL Borrower” shall have the meaning assigned to such terms in the recitals to this Agreement.

“ABL Borrowing Base” shall mean, as of any date of determination thereof, the “Borrowing Base” as defined in the ABL Credit Agreement as reflected on the most recent Borrowing Base Certificate received by ABL Agent (i) pursuant to the ABL Credit Agreement or (ii) from the Term Loan Agent, in either case, prior to funding of loans or advances by an ABL

Lender or the issuance, renewal or amendment of a Letter of Credit by an ABL Lender (it being understood and agreed that the use of cash collateral in an Insolvency Proceeding shall not constitute a funding of a loan or other advance).

“ABL Collateral Documents” shall mean all “Collateral Documents” as defined in the ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other security documents executed and delivered in connection with the ABL Documents, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“ABL Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement and shall include any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the ABL Obligations, in each case including pursuant to any DIP Financing provided by any of the ABL Secured Parties, in accordance with the terms hereof, whether by the same or any other agent, lender or group of lenders.

“ABL Credit Parties” collectively, the ABL Borrowers, the ABL Guarantors and each other direct or indirect subsidiary or parent of the ABL Borrowers or any of their affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Collateral Documents, all Secured Rate Contracts between any ABL Credit Party or any Subsidiary thereof and any ABL Swap Affiliate, all Bank Product Agreements between any ABL Credit Party or any Subsidiary thereof and any ABL Bank Product Affiliate, those other ancillary agreements as to which any ABL Secured Party is a party or a beneficiary and all other related agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and/or delivered to the ABL Agent or any other ABL Secured Party, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“ABL Event of Default” shall mean an Event of Default as defined in the ABL Credit Agreement.

“ABL Guarantors” shall mean the collective reference to (i) the ABL Borrowers, (ii) each of the Guarantors as defined in the ABL Credit Agreement, and (iii) any other Person who becomes a guarantor of the ABL Obligations.

“ABL Lenders” shall mean, collectively, the Lenders (including any Swingline Lenders) and L/C Issuers (as such terms are defined in the ABL Credit Agreement), as well as any other Person designated as a “Lender”, “Swingline Lender” or an “L/C Issuer” under any ABL Credit Agreement.

“ABL Obligations” shall mean all obligations (including all Obligations as defined in the ABL Credit Agreement) of every nature of each ABL Credit Party or any Subsidiary thereof from time to time owed to the ABL Secured Parties, or any of them, under any ABL Document (including any DIP Financing provided by any of the ABL Secured Parties), whether for principal, interest (including interest which, but for the filing of an Insolvency Proceeding with respect to such ABL Credit Party, would have accrued on any ABL Obligation), reimbursement of amounts drawn under letters of credit (including Letters of Credit), payments for early termination of Secured Rate Contracts and all other Swap Obligations (as defined in the ABL Credit Agreement) and other amounts owing in respect of Secured Rate Contracts, all amounts owing in respect of any Bank Products or Cash Management Services, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. ABL Obligations shall not include interest, costs, advances, fees, expenses or indemnities (including legal fees and disbursements) incurred in respect of the ABL Credit Agreement and the other ABL Documents to the extent the ABL Agent’s or any ABL Secured Party’s claim therefor is not allowed in any Insolvency Proceeding.

“ABL Priority Collateral” shall mean all Collateral, other than Term Priority Collateral, including, without limitation, all of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws), would be ABL Priority Collateral):

(1) all Accounts (including all “Credit Card Receivables” and “PL Credit Card Receivables” (as each such term is defined in the ABL Credit Agreement)), other than Accounts which constitute identifiable Proceeds of Term Priority Collateral;

(2) all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), other than Chattel Paper which constitutes identifiable Proceeds of Term Priority Collateral;

(3) all (x) Deposit Accounts, bank accounts and lockboxes (other than Term Loan Priority Accounts) and money and all cash, cash equivalents, checks, other negotiable instruments, funds and other evidences of payments held therein, (y) Securities Accounts (other than Term Loan Priority Accounts), Security Entitlements, Securities and other assets and amounts credited to such a Securities Account and (z) commodity accounts (other than Term Loan Priority Accounts) and commodity contracts and all other assets and amounts credited thereto; provided, however, that subject to Section 3.2, to the extent that identifiable Proceeds of Term Priority Collateral are deposited in any such Deposit Accounts, Securities Accounts or commodity accounts, such identifiable proceeds shall be treated as Term Priority Collateral;

(4) all Inventory;

(5) all cash, cash equivalents and money (other than cash, cash equivalents and money constituting identifiable Proceeds of Term Priority Collateral);

(6) all Documents (other than to the extent constituting Term Priority Collateral or identifiable Proceeds thereof), General Intangibles (including all Payment Intangibles but excluding Intellectual Property) and PLCC Account Holder Lists and Information;

(7) all Instruments (including Promissory Notes), Commercial Tort Claims (other than such claims to the extent relating to Term Priority Collateral), and Investment Property, in each case, other than to the extent constituting identifiable Proceeds of Term Priority Collateral;

(8) to the extent relating to any of the items referred to in the preceding clauses (1) through (7) constituting ABL Priority Collateral, all Supporting Obligations, Letter-of-Credit Rights and rights under contracts for sale; provided that to the extent any of the foregoing also relates to Term Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (7) shall be included in the ABL Priority Collateral;

(9) all books, Records and information and Proceeds thereof (other than to the extent constituting Term Priority Collateral), and all rights of access to such books, Records, and information relating to the items referred to in the preceding clauses (1) through (8) constituting ABL Priority Collateral (including all books, databases, engineer drawings, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (1) through (8)); provided that the Term Agent shall be entitled to a copy of all such books, Records and information;

(10) all federal, state, provincial and other tax refunds; and

(11) all liens, collateral security, guarantees, rights (including the right of stoppage in transit), remedies, privileges, and insurance policies and certificates with respect to any of the foregoing, all products, rents, profits, Proceeds, substitutions, and accessions of or to any of the foregoing and all cash, cash equivalents, checks, negotiable instruments, money, insurance proceeds (including, without limitation, proceeds of fire and credit insurance, business interruption insurance, refunds and premium rebates), Instruments, Accounts, Chattel Paper, Securities, Securities Entitlements, Financial Assets and Deposit Accounts in each case received as Proceeds of any of the foregoing.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall mean, collectively, the ABL Agent, the ABL Lenders, the ABL Swap Affiliates, the ABL Bank Product Affiliates and each other holder from time to time of the ABL Obligations. For the avoidance of doubt, the term ABL Secured Parties shall include all “Secured Parties” as defined in the ABL Credit Agreement.

“ABL Swap Affiliate” shall mean a Secured Swap Provider as defined in the ABL Credit Agreement, together with their respective successors, assigns and transferees.

“Affiliate” shall mean, any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with any Person.

“Agent(s)” means, individually, the ABL Agent or the Term Agent and, collectively, means both the ABL Agent and the Term Agent.

“Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.

“Availability Block” shall have the meaning assigned to that term in the ABL Credit Agreement.

“Bank Product” shall mean any of the product, services or facilities extended to any Credit Party (or any Affiliate of any Credit Party) or any of its Subsidiaries under clauses (b), (c) or (d) of the definition of “Bank Product” as defined in the ABL Credit Agreement.

“Bank Product Agreement” shall mean any agreement or document pursuant to which an ABL Bank Product Affiliate provides or agrees to provide any Bank Product or Cash Management Services.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

“Borrower” shall mean any of the ABL Borrowers and the Term Borrowers.

“Borrowing Base Certificate” shall have the meaning assigned to that term in the ABL Credit Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by law to remain closed (or are in fact closed).

“Capitalized Lease” shall mean any lease under which the Company or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

“Capital Stock” shall mean, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Carve Out” shall mean in connection with any Insolvency Proceeding any carve out amount granted with respect to professional fees and expenses, court cost, filing fees, and fees and cost of the Office of the United States Trustee as granted by the court or as agreed to by the ABL Agent in its reasonable discretion.

“Cash Management Services” shall mean any of the product, services or facilities extended to any Credit Party (or any Affiliate of any Credit Party) or any of its Subsidiaries under clause (a) of the definition of “Bank Product” as defined in the ABL Credit Agreement as in effect on the date hereof.

“Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to the ABL Agent or the Term Agent under any of the ABL Collateral Documents or the Term Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof.

“Control” shall mean the possession, directly or indirectly, of the power (a) to vote five percent (5%) or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person, (whether by contract or otherwise). The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Control Collateral” shall mean any Collateral consisting of any Certificated Security (as defined in Section 8-102 of the Uniform Commercial Code or the PPSA, as applicable), Investment Property, Deposit Account, Instruments and any other Collateral (a) as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor or (b) subject to a landlord waiver, bailee waiver, freight forwarder agreement, or similar collateral agreement.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Credit Party or that such Credit Party otherwise has the right to license, or granting any right to any Credit Party under any Copyright now or hereafter owned by any third party, and all rights of such Credit Party under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by or assigned to any Credit Party: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office and all (i) rights and privileges arising under applicable law with respect to such Credit Party’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Documents” shall mean the ABL Documents and the Term Documents.

“Credit Parties” shall mean the ABL Credit Parties and the Term Credit Parties.

“Debtor Relief Laws” shall mean the Bankruptcy Code, any of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 the Winding-Up and Restructuring Act, R.S.C. 1985, c. W-11, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of ABL Obligations” shall mean (a) the payment in full in cash of all outstanding ABL Obligations, (b) with respect to amounts available to be drawn under outstanding Letters of Credit (or indemnities, guarantees or other undertakings issued pursuant thereto in respect of outstanding Letters of Credit), the cancellation of such Letters of Credit or the delivery or provision of money, cash collateral or backstop letters of credit in respect thereof in compliance with the terms of any ABL Credit Agreement, (c) with respect to any other unmatured or contingent ABL Obligations (excluding unknown and unasserted contingent indemnity claims against any ABL Secured Party which may be asserted after the date upon which Discharge of the ABL Obligations occurs; but including reasonably anticipated out-of-pocket costs and expenses (including fees, costs and expenses of counsel to the ABL Secured Parties) of the ABL Secured Parties), delivery of cash collateral or other credit support in an amount reasonably determined by (and on terms reasonably satisfactory to) the ABL Agent with respect to such ABL Obligations to be held by the ABL Agent for a period of time reasonably determined by the ABL Agent with respect to such unmatured or contingent ABL Obligations (and subject to the application of such cash collateral or other credit support to such ABL Obligations when matured or otherwise due), and (d) the termination of all commitments to extend credit under the ABL Documents. If, at any time prior to or simultaneously with the occurrence of the Discharge of ABL Obligations, the Credit Parties enter into (x) any refinancing of the ABL Obligations, which refinancing is permitted under the terms of this Agreement or (y) DIP Financing provided by one or more of the ABL Lenders to one or more Credit Parties and such DIP Financing is entered into in accordance with Section 6.1, then, in each case, the Discharge of ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement.

“Discharge of Term Obligations” shall mean (a) the payment in full in cash of all outstanding Term Obligations and (b) with respect to any other unmatured or contingent Term Obligations (excluding unknown and unasserted contingent indemnity claims against any Term Secured Party which may be asserted after the date upon which Discharge of the Term Obligations occurs; but including reasonably anticipated out-of-pocket costs and expenses (including fees, costs and expenses of counsel to the Term Secured Parties) of the Term Secured Parties), delivery of cash collateral or other credit support in an amount reasonably determined by (and on terms reasonably satisfactory to) the Term Agent with respect to such Term Obligations to be held by the Term Agent for a period of time reasonably determined by the Term Agent with respect to such unmatured or contingent Term Obligations (and subject to the application of such cash collateral or other credit support to such Term Obligations when matured or otherwise due). If, at any time prior to or simultaneously with the occurrence of the Discharge of Term Obligations, the Credit Parties enter into (x) any refinancing of the Term Obligations, which refinancing is permitted under the terms of this Agreement or (y) DIP Financing provided by one or more of the Term Lenders to one or more Credit Parties and such DIP Financing is entered into in accordance with Section 6.1, then, in each case, the Discharge of Term Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Credit Party now or hereafter has any right, title or interest.

“Due Diligence” shall have the meaning set forth in Section 3.3(c).

“Enforcement Notice” shall mean a written notice delivered by either the ABL Agent or the Term Agent to the other announcing that an Enforcement Period has commenced.

“Enforcement Period” shall mean the period of time following the receipt by either the ABL Agent or the Term Agent of an Enforcement Notice from the other and continuing until the earliest of (a) in case of an Enforcement Period commenced by the Term Agent, the Discharge of Term Obligations, (b) in the case of an Enforcement Period commenced by the ABL Agent, the Discharge of ABL Obligations, or (c) the ABL Agent or the Term Agent (as applicable) terminates, or agrees in writing to terminate, the Enforcement Period.

“Event of Default” shall mean an Event of Default as defined in the ABL Credit Agreement or the Term Loan Agreement, as applicable.

“Excess ABL Obligations” shall mean ABL Obligations constituting (a) the aggregate outstanding principal amount of loans and outstanding amount of letters of credit made, issued or incurred pursuant to the ABL Documents in excess of the Maximum ABL Facility Amount and any interest, fees or reimbursement obligations accrued on or with respect to such amounts (other than interest, fees, indemnities and reimbursement obligations added to the loan account), (b) Swap Obligations and obligations in respect of Bank Products (other than, for the avoidance of doubt, Letters of Credit issued under the ABL Credit Agreement) to the extent that the ABL Agent has not implemented and maintained a Reserve under the ABL Borrowing Base in respect of such Swap Obligations or such Bank Product obligations and (c) any early termination fee or prepayment fee (other than customary breakage costs) payable under the ABL Credit Agreement. “Excess ABL Obligations” shall not include any portion of the ABL Obligations (and any interest, fees or reimbursement obligations accrued on or with respect to thereto) attributable to an Inadvertent Overadvance.

“Excess Term Obligations” shall mean Term Obligations constituting the aggregate outstanding principal amount of loans made pursuant to the Term Documents in excess of the Maximum Term Loan Facility Amount and any interest or fees accrued on or with respect to such amounts.

“Exercise of Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean, except as otherwise provided in the final sentence of this definition:

(a) the taking by any Secured Party of any action to enforce or realize upon any Lien in the Collateral, including the institution of any foreclosure proceedings, whether judicial or non-judicial, under applicable law relating to the foreclosure of mortgages, deeds of trust or personal property Liens, or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, PPSA or other applicable law;

(b) the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien in the Collateral under any of the Credit Documents or under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c) the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof, except ordinary course netting and setoff arrangements in connection with periodic settlements but not termination payments with respect to Secured Rate Contracts between any ABL Credit Party or any Subsidiary thereof and any ABL Swap Affiliate and ordinary course offsets of fees and expenses of account banks, chargebacks and collections of checks and similar arrangements in connection with Bank Product Agreements between any ABL Credit Party or any Subsidiary thereof and any ABL Bank Product Affiliate;

(d) the appointment on the application of a Secured Party, of a receiver, receiver and manager, interim receiver or receiver-manager of all or part of the Collateral;

(e) the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale conducted by a Secured Party or any other means at the direction of a Secured Party permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code or under provisions of similar effect under the PPSA or other applicable law in respect of the Collateral; and

(g) the exercise by a Secured Party of any voting rights relating to any Capital Stock included in the Collateral.

For the avoidance of doubt, none of the following shall be deemed to constitute an Exercise of Secured Creditor Remedies: (i) acceleration by the relevant Secured Parties of the maturity of the ABL Obligations or the Term Obligations, as the case may be, (ii) the filing of a proof of claim in any Insolvency Proceeding or seeking adequate protection, (iii) the exercise of rights by the ABL Agent in connection with cash dominion, including, without limitation, the notification of account debtors, depository institutions or any other Person to deliver Proceeds of Collateral to the ABL Agent and the collection and application of such proceeds to the ABL Obligations, (iv) the consent by the ABL Agent or Term Agent to a store closing sale, going out of business sale or other disposition by any Credit Party of any of the Collateral, (v) the reduction of advance rates or sub-limits by the ABL Agent and the ABL Lenders or (vi) the imposition or adjustment of Reserves by the ABL Agent or other limitations on availability provided under the ABL Credit Agreement.

“Governmental Authority” shall mean any foreign, federal, state, provincial, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

“Guarantor” shall mean any of the ABL Guarantors or Term Guarantors.

“Inadvertent Overadvance Amounts” shall mean the aggregate amount of all Overadvances resulting from any and all Inadvertent Overadvances.

“Inadvertent Overadvances” shall mean the funding of any loan or advance under the ABL Credit Agreement or the issuance, renewal or amendment of a Letter of Credit by an Issuing Bank which did not result in an Overadvance when made based upon the most recent Borrowing Base Certificate received by the ABL Agent from either the Borrowers or the Term Agent prior to such funding or issuance, renewal or amendment of a Letter of Credit but which has, on the relevant date of determination, become an Overadvance as the result of circumstances beyond the reasonable control of the ABL Agent or the ABL Secured Parties (including as the result of the entry of an adverse order for use of cash collateral by the United States Bankruptcy Court), including (i) a decline in the value of the ABL Borrowing Base or the Collateral, (ii) errors or fraud on a Borrowing Base Certificate, (iii) components of the ABL Borrowing Base on any date thereafter being deemed ineligible, (iv) the return of uncollected checks or other items of payment applied to the reduction of Loans (as defined in the ABL Credit Agreement) or other similar involuntary or unintentional actions, (v) the imposition of any reserve (other than a reserve in respect of Bank Product obligations or Swap Obligations which is known by the ABL Agent at the time of the imposition of such reserve to result in an Overadvance under the ABL Borrowing Base based upon the most recent Borrowing Base Certificate received by ABL Agent pursuant to the ABL Credit Agreement or from the Term Agent prior to the imposition of such reserves) or a reduction in advance rates after the funding of any loan or advance or the issuance, renewal or amendment of a Letter of Credit by an L/C Issuer or (vi) any other circumstance beyond the reasonable control of the ABL Agent or the ABL Secured Parties that results in the reduction of the net orderly liquidation value or realizable value of the ABL Borrowing Base.

“Indebtedness” shall have the meaning assigned to that term in the ABL Credit Agreement.

“Insolvency Event of Default” shall mean (a) any ABL Event of Default resulting from an Insolvency Proceeding being commenced by, or filed against, any Credit Party, and (b) any Term Event of Default resulting from an Insolvency Proceeding being commenced by, or filed against, any Credit Party.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, administration, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under any Debtor Relief Laws.

“Intellectual Property” shall mean all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Credit Party, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, Trade Secrets, Domain Names, confidential and proprietary information, including, without limitation, all trade secrets, technology, ideas, know how, and formulae and customer lists (other than any PLCC Account Holder Lists and Information), any and all intellectual property rights in computer software and computer software products (including, without limitation, source codes, object codes, data and related documentation) and any and all design rights owned or used by such Credit Party. For the avoidance of doubt, (i) any Collateral to which Intellectual Property is affixed or applied but does not otherwise constitute intellectual property in accordance with this definition shall not be deemed to be Intellectual Property and (ii) Intellectual Property shall not include any PLCC Account Holder Lists and Information.

“Issuing Bank” shall have the meaning assigned to that term in the ABL Credit Agreement.

“Lender(s)” means individually, the ABL Lenders or the Term Lenders and collectively means all of the ABL Lenders and the Term Lenders.

“Letter of Credit” shall have the meaning assigned to that term in the ABL Credit Agreement.

“License” means any Patent License, Trade Secret License, Trademark License, Copyright License or other license or sublicense agreement to which any Credit Party is a party.

“Lien” shall mean, with respect to any asset, any mortgage, deed of trust, security interest, charge, pledge, hypothec, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise, but excluding any right of set off arising by operation of law or pursuant to agreements entered into in the ordinary course of business), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale) or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code, the PPSA or comparable law of any jurisdiction in respect of the foregoing.

“Lien Priority” shall mean with respect to any Lien of the ABL Secured Parties or the Term Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Maximum ABL Facility Amount” shall mean, on any date of determination thereof, an amount equal to the lesser of:

(a) $220,000,000, minus the amount of any permanent commitment reductions under the ABL Credit Agreement made after the date hereof; and

(b) the result of (i) the ABL Borrowing Base, minus (ii) the Availability Block, plus (iii) prior to the commencement or institution of an Insolvency Proceeding by or against any Credit Party, Protective Overadvances in an amount not to exceed five percent (5.00%) of the ABL Borrowing Base, plus (iv) after an Insolvency Proceeding by or against any Credit Party, an amount equal to the result of (x) ten percent (10.00%) of the ABL Borrowing Base (the “Post-Insolvency Increase Amount”), minus (y) any then outstanding Protective Overadvances made prior to the institution or commencement of the applicable Insolvency Proceeding; provided that the result of this clause (iv) shall not be less than zero, plus (v) all Inadvertent Overadvance Amounts. Notwithstanding the foregoing, in the event that the Term Agent imposes any reserves in respect of any ABL Priority Collateral components of the Term Loan Borrowing Base that result in (I) the ABL Borrowing Base being reduced through a corresponding Term Loan Push Down Reserve (or in increase therein) and (II) the Post-Insolvency Increase

Amount being less than $15,000,000 as a result of such reserves in respect of any ABL Priority Collateral components of the Term Loan Borrowing Base, then the Post-Insolvency Increase Amount shall be equal to the lesser of (x) $15,000,000 or (y) ten percent (10.00%) of the ABL Borrowing Base (without giving effect to the amount of any such reserves imposed by the Term Agent in respect of ABL Priority Collateral components of the Term Loan Borrowing Base which have resulted in the ABL Borrowing Base being reduced through a corresponding Term Loan Push Down Reserve (or increase therein)).

The Parties and the Credit Parties understand and agree that in all cases the determination of the ABL Borrowing Base shall be based upon the most recent Borrowing Base Certificate received by ABL Agent pursuant to the ABL Credit Agreement or from the Term Agent prior to funding of loans or advances by an ABL Lender or the issuance, renewal or amendment of a letter of credit by an ABL Lender (it being understood and agreed that (x) the use of cash collateral in an Insolvency Proceeding shall not constitute a funding of a loan or other advance and (y) the ABL Agent shall have a one (1) Business Day period of time to implement such Borrowing Base Certificate). For the purposes of determining the Maximum ABL Facility Amount at any time there is an Inadvertent Overadvance Amount outstanding, amounts applied to repay the loans under the ABL Credit Agreement shall be deemed to be applied to Inadvertent Overadvance Amounts prior to being applied to loans which do not constitute Inadvertent Overadvance Amounts.

“Maximum Term Loan Facility Amount” shall mean the result of (i) the principal amount of $82,500,000, minus (ii) the amount of any permanent repayment of the Term Obligations made after the date hereof, plus (iii) an amount constituting Term Protective Overadvances not to exceed $5,000,000.

“NOLV Factor” shall have the meaning set forth in the ABL Credit Agreement.

“Overadvance” shall have the meaning assigned to that term in the ABL Credit Agreement.

“Party” shall mean the ABL Agent or the Term Agent, and “Parties” shall mean both the ABL Agent and the Term Agent.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Credit Party or that any Credit Party otherwise has the right to license, is in existence, or granting to any Credit Party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Credit Party under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country and (b)(i) rights and privileges arising under applicable law with respect to such Credit Party’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world, (vi) rights corresponding thereto throughout the world and (vii) rights to sue for past, present or future infringements thereof.

“Person” shall mean an individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

“PLCC Account Holder Lists and Information” shall mean all account holder lists, records and information, account information and records, transaction information and records and matters in connection with, or relating to, the Private Label Credit Cards (as such term is defined in the ABL Credit Agreement) and the PL Credit Card Receivables, which shall include, without limitation, all PLCC Books and Records as defined in the Private Label Credit Card Access and Monitoring Agreement (including all credit applications, account documentation and charge slips).

“PL Credit Card Receivables” shall have the meaning assigned to that term in the ABL Credit Agreement.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the Revolving Credit Agent’s of the Term Loan Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions, including, in respect of the Province of Québec, the Québec Civil Code.

“Priority Collateral” shall mean the ABL Priority Collateral or the Term Priority Collateral, as applicable.

“Private Label Credit Card Access and Monitoring Agreement” shall have the meaning assigned to that term in the ABL Credit Agreement.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Overadvances” shall mean an Overadvance which the ABL Agent in its reasonable business judgment in the performance of its duties under the ABL Credit Agreement, determines to be necessary or desirable to, directly or indirectly, (i) maintain, protect or preserve the value of the Collateral and/or the ABL Agent’s rights therein as determined in the discretion of the ABL Agent, including to preserve the Credit Parties’ business assets and infrastructure

(such as the payment of insurance premiums, taxes, necessary suppliers, rent and payroll), (ii) commence the Exercise of Any Secured Creditor Remedies, (iii) fund an orderly liquidation or wind-down of the Credit Parties’ assets or business (whether or not occurring prior to or after the commencement of an Insolvency Proceeding), or (iv) enhance the likelihood, or maximize, the repayment of the ABL Obligations; provided, however, that, prior to the occurrence of an Insolvency Proceeding by or against any Credit Party, there shall not be more than (i) 90 days during which any Protective Overadvance is outstanding during any 180 consecutive day period and (ii) four (4) Protective Overadvances made in any 90 consecutive day period.

“Purchasing Creditors” shall have the meaning set forth in Section 5.4(a).

“Purchase Date” shall have the meaning set forth in Section 5.4(a).

“Purchase Notice” shall have the meaning set forth in Section 5.4(a).

“Purchase Option Event” shall have the meaning set forth in Section 5.4(a).

“Remedy Standstill Period” shall mean (a) with respect to a Term Loan Event of Default, the period commencing on the date of the ABL Agent’s receipt of written notice from the Term Agent that a Term Loan Event of Default has occurred and is continuing and that the Term Agent intends to commence the Exercise of Secured Creditor Remedies, and ending on the earlier to occur of (i) the date which is sixty (60) days (or, (A) with respect to a Specified Event of Default, thirty (30) days or (B) with respect to an Insolvency Event of Default, three (3) Business Days) after receipt of such notice and (ii) the date on which the Discharge of ABL Obligations has occurred, and (b) with respect to an ABL Event of Default, the period commencing on the date of the Term Agent’s receipt of written notice from the ABL Agent that an ABL Event of Default has occurred and is continuing and that the ABL Agent intends to commence the Exercise of Secured Creditor Remedies, and ending on the earlier to occur of (i) the date which is sixty (60) days (or, (A) with respect to a Specified Event of Default, thirty (30) days or (B) with respect to an Insolvency Event of Default, three (3) Business Days) after receipt of such notice and (ii) the date on which the Discharge of Term Obligations has occurred. Such written notice from the Term Agent to the ABL Agent, or from the ABL Agent to the Term Agent, as the case may be, shall reference this Agreement, declare a “Remedy Standstill Period” to commence and certify that the “Obligations” under and as defined in the Term Loan Agreement or the ABL Credit Agreement, as the case may be, are then due and payable in full (whether as a result of acceleration hereof or otherwise) in accordance with the terms of the Term Loan Agreement or the ABL Credit Agreement, as the case may be, and the Term Agent or the ABL Agent, as the case may be, intends to commence the Exercise of Secured Creditor Remedies.

“Reserves” shall mean Reserves as defined in the ABL Credit Agreement.

“Secured Parties” shall mean the ABL Secured Parties and the Term Secured Parties.

“Secured Rate Contract” shall have the meaning assigned to that term in the ABL Credit Agreement.

“Specified Event of Default” shall mean (a) any ABL Event of Default under Sections 7.1(a) (payment default) or 7.1(c) (with respect to Section 4.2(d) or 4.11 only) (failure to deliver Borrowing Base Certificates or comply with cash management requirements) of the ABL Credit Agreement, and (b) any Term Event of Default under Sections 7.1(a) (payment default) or 7.1(c) (with respect to Sections 4.2(d), 4.11 or 5.26 only) (failure to deliver Borrowing Base Certificates, comply with cash management requirements or maintain minimum excess availability) of the Term Loan Agreement or occurring as a result of an Overadvance, including any Protective Overadvance.

“Subsidiary” shall mean with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Obligations” shall mean the aggregate amount of the swap termination value and any and all other obligations under, or with respect to, Secured Rate Contracts.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes.

“Term Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent” or “Collateral Agent” (or similar role) under any Term Loan Agreement.

“Term Borrower” and “Term Borrowers” shall have the meaning assigned to such terms in the recitals to this Agreement.

“Term Collateral Documents” shall mean all “Security Documents” as defined in the Term Loan Agreement, and all other security agreements, mortgages, deeds of trust and other security documents executed and delivered in connection with any Term Loan Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Term Credit Parties” shall mean collectively, the Term Borrowers, the Term Guarantors and each other direct or indirect subsidiary or parent of the Term Borrowers or any of their affiliates that is now or hereafter becomes a party to any Term Document.

“Term Documents” shall mean the Term Loan Agreement, the Term Collateral Documents, those other ancillary agreements as to which any Term Secured Party is a party or a beneficiary and all other related agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Agent, in connection with any of the foregoing or any Term Loan Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Term Guarantors” shall mean the collective reference to (i) the Term Borrowers, (ii) each of the Guarantors as defined in the Term Loan Agreement and (iii) any other Person who becomes a guarantor of the Term Obligations.

“Term Lenders” shall mean, collectively, the Lenders (as such term is defined in the Term Loan Agreement), as well as any other Person designated as a “Lender” under any Term Loan Agreement.

“Term Loan Agreement” shall have the meaning assigned to that term in the recitals to this Agreement and shall include any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Term Obligations in accordance with the terms hereof, whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Term Loan Borrowing Base” shall mean the Term Loan Borrowing Base as defined in the Term Credit Agreement as in effect on the date hereof.

“Term Loan Event of Default” shall mean an Event of Default as defined in the Term Loan Agreement.

“Term Loan Priority Accounts” means any Deposit Accounts or Securities Accounts that are intended to solely contain Proceeds of the Term Priority Collateral (it being understood that any property in such Deposit Accounts or Securities Accounts which is not Proceeds of Term Priority Collateral shall not be Term Priority Collateral solely by virtue of being on deposit in any such Deposit Account or Securities Account).

“Term Loan Push Down Reserve” shall mean the Term Loan Push Down Reserve as defined in the ABL Credit Agreement.

“Term Loan Push Down Reserve Correction Notice” shall have the meaning set forth in Section 3.9.

“Term Loan Reserve Amount” shall have the meaning set forth in the ABL Credit Agreement.

“Term Loan Trigger Event Period” shall have the meaning set forth in the ABL Credit Agreement.

“Term Obligations” shall mean all obligations of every nature of each Term Credit Party from time to time owed to the Term Secured Parties or any of them, under any Term Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Term Credit Party, would have accrued on any Term

Obligation), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Term Obligations shall not include interest, costs, advances, fees, expenses or indemnities (including legal fees and disbursements) incurred in respect of the Term Loan Agreement and the other Term Documents to the extent the Term Agent’s or any Term Secured Party’s claim therefor is not allowed in any Insolvency Proceeding.

“Term Priority Collateral” shall mean all Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be Term Priority Collateral):

(1) all (i) Equipment, (ii) Fixtures, (iii) the Real Property owned by any Term Credit Party located at the address known and numbered as 10 Churchill Road and 175 Beal Street, Hingham, Massachusetts (also known as One Talbots Drive) and (iv) the Real Property owned by any Term Credit Party located at the address known and numbered as 175, 180 and 190 Kenneth W. Welch Drive, Lakeville, Massachusetts;

(2) all Intellectual Property;

(3) the Term Priority Collateral Accounts and deposits therein constituting Proceeds of Term Priority Collateral held therein; provided, however, that to the extent that identifiable Proceeds of ABL Priority Collateral are deposited in any such Term Priority Collateral Accounts, such identifiable Proceeds shall be treated as ABL Priority Collateral;

(4) all earnest money deposits received in connection with the sale or disposition of any of the foregoing; and

(5) all liens, collateral security, guarantees, rights (including the right of stoppage in transit), remedies, privileges, and insurance policies and certificates with respect to any of the foregoing, all products, rents, profits, Proceeds, substitutions, and accessions of or to any of the foregoing and all cash, cash equivalents, checks, negotiable instruments, money, insurance proceeds (including, without limitation, proceeds of fire and credit insurance, refunds, and premium rebates), Instruments, Accounts, Chattel Paper, Securities, Securities Entitlements, Financial Assets, Deposit Accounts, books, Records and information in each case received as Proceeds of, or with respect to such books, Records and information, to the extent relating to, any of the foregoing; provided that the ABL Agent shall be entitled to a copy of all such books, Records and information.

“Term Protective Overadvances” shall mean a Protective Advance (as defined in the Term Loan Agreement as in effect on the date hereof) which the Term Agent in its reasonable business judgment in the performance of its duties under the Term Loan Agreement, (i) maintain, protect or preserve the value of the Collateral and/or the Term Agent’s rights therein as determined in the discretion of the Term Agent, including to preserve the Credit Parties’ business assets and infrastructure (such as the payment of insurance premiums, taxes, necessary suppliers, rent and payroll), (ii) commence the Exercise of Any Secured Creditor Remedies, (iii) fund an orderly liquidation or wind-down of the Credit Parties’ assets or business (whether or not occurring prior to or after the commencement of an Insolvency Proceeding), or (iv) enhance the likelihood, or maximize, the repayment of the Term Obligations.

“Term Recovery” shall have the meaning set forth in Section 5.3(b).

“Term Secured Parties” shall mean, collectively, the Term Agent, the Term Lenders, and each other holder from time to time of the Term Obligations. For the avoidance of doubt, the term ABL Secured Parties shall include all “Secured Parties” as defined in the Term Loan Agreement.

“Trade Secret License” shall mean any and all agreements, whether written or oral, providing for the grant by or to any Credit Party of any right in or to Trade Secrets, to the extent that a grant of a security interest in such Trade Secret License is not prohibited by applicable law or the applicable Trade Secret License.

“Trade Secrets” shall mean with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States and foreign trade secrets, including know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including (a) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including payments under all licenses, non disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (b) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Credit Party or that any Credit Party otherwise has the right to license, or granting to any Credit Party any right to use any Trademark now or hereafter owned by any third party, and all rights of any Credit Party under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers and designs, now existing or hereafter adopted, acquired or assigned to, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof and (b) any and all (i) rights and privileges arising under applicable law with respect to such Credit Party’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) ) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) all goodwill associated therewith and all assets, rights and interests that uniquely reflect or embody such goodwill, (iv) all goodwill associated therewith and all assets, rights and interests that uniquely reflect or embody such goodwill, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present and future infringements thereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that, to the extent that personal property security laws as enacted and in effect in any foreign jurisdiction contains and is used to define terms which are defined in the Uniform Commercial Code and mentioned in Section 1.1 hereof, and such term is defined differently in such foreign personal property security laws, the definition of such term contained in the Uniform Commercial Code shall govern to the extent of any conflict or inconsistency; and provided further that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Use Period” means the period (a) commencing on the date that the ABL Agent (or an ABL Credit Party acting with the consent of the ABL Agent) commences the liquidation and sale of the ABL Priority Collateral in a manner as provided in Section 3.6 (having theretofore furnished the Term Agent with an Enforcement Notice) and ending one hundred and fifty (150) days thereafter or (b) commencing on the date that the ABL Agent receives a written notice from the Term Agent expressly notifying the ABL Agent of the commencement of the Use Period (having theretofore furnished the ABL Agent with an Enforcement Notice) and ending one hundred and eighty (180) days thereafter; provided that the Use Period shall terminate upon the completion of the sale, disposition, or other transfer by or with the consent of the ABL Agent (including any sale, disposition, or other transfer by any ABL Credit Party, any agent, receiver, interim receiver or receiver-manager of any ABL Credit Party or any agent of the ABL Agent (including any receiver, receiver manager or interim receiver)) of all ABL Priority Collateral and the completion of the collection of all ABL Priority Collateral; and provided, further, that as to (i) each real estate location constituting Term Priority Collateral where ABL Priority Collateral is located, the completion of the sale, disposition, or other transfer of all ABL Priority Collateral at such location shall terminate the Use Period of the ABL Secured Parties solely with respect to such real estate location; and (ii) each store location upon the completion of the sale, disposition, or other transfer of all ABL Priority Collateral at such store location shall terminate the Use Period of the ABL Secured Parties solely with respect to such store location. Notwithstanding the foregoing, if any stay or other order that prohibits any of the ABL Agent, the other ABL Secured Parties or any ABL Credit Party (with the consent of the ABL Agent) from commencing and continuing the Exercise of Any Secured Creditor Remedies or to liquidate and sell or otherwise transfer the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 150-day or 180-day period, as the case may be, shall be tolled during the pendency of any such stay or other order and the Use Period shall be so extended.

Section 1.3. Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth in this Agreement); provided that any terms used herein which are defined by reference to the ABL Credit Agreement or the Term Loan Agreement and are subject to the modification restrictions set forth in Section 5.2 of this Agreement shall mean such terms as defined in the ABL Credit Agreement as of the date hereof or the Term Loan Agreement as of the date hereof, as the case may be, without giving effect to any modifications or amendments thereto except to the extent that such definitions have been modified or amended in accordance with this Agreement; and provided further that any such modifications or amendments shall be deemed to be automatically incorporated herein by reference. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

Section 1.4. Québec Matters. For purposes of any assets, liabilities, Collateral or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “security” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC or a PPSA shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” security or security interest shall include a reference to an “opposable” or “set up” hypothec, security or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction security” shall include “legal hypothecs”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership”, and (t) “accounts” shall include “claims”.

Section 1.5. English Language. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit y affereuts soient rédigés en anglais seulement et que tous les documents, y compris tous avis, envisagés par cette convention soient rédigés en anglais seulement.

ARTICLE 2.

LIEN PRIORITY

Section 2.1. Priority of Liens.

(a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Collateral or of any Liens granted to the Term Agent or the Term Secured Parties in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent or the Term Agent (or ABL Secured Parties or Term Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the PPSA, Debtor Relief Laws or any other applicable law, or of the ABL Documents or the Term Documents, (iv) whether the ABL Agent or the Term Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, or (v) the date on which the ABL Obligations or the Term Obligations are advanced or made available to the Credit Parties, the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Term Agent, on behalf of itself and the Term Secured Parties, hereby agree that:

(1) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations (other than the Excess ABL Obligations);

(2) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations (other than the Excess ABL Obligations) shall in all respects be senior and prior to all Liens granted to the Term Agent or any Term Secured Party in the ABL Priority Collateral to secure all or any portion of the Term Obligations;

(3) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the Excess ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the Term Agent or any Term Secured Party in the ABL Priority Collateral to secure all or any portion of the Term Obligations (other than the Excess Term Obligations);

(4) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations (other than Excess Term Obligations) shall in all respects be senior and prior to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the Excess ABL Obligations;

(5) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Agent or any Term Secured Party that secures all or any portion of the Excess Term Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the Excess ABL Obligations;

(6) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the Excess ABL Obligations shall in all respects be senior and prior to all Liens granted to the Term Agent or any Term Secured Party in the ABL Priority Collateral to secure all or any portion of the Excess Term Obligations;

(7) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the Term Agent and the Term Secured Parties in the Term Priority Collateral to secure all or any portion of the Term Obligations (other than the Excess Term Obligations);

(8) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations (other than the Excess Term Obligations) shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Priority Collateral to secure all or any portion of the ABL Obligations;

(9) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the Term Agent or any Term Secured Party that secures all or any portion of the Excess Term Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Priority Collateral to secure all or any portion of the ABL Obligations (other than Excess ABL Obligations);

(10) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations (other than Excess ABL

Obligations) shall in all respects be senior and prior to all Liens granted to the Term Agent and the Term Secured Parties in the Term Priority Collateral to secure all or any portion of the Excess Term Obligations;

(11) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the Excess ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the Term Agent and the Term Secured Parties in the Term Priority Collateral to secure all or any portion of the Excess Term Obligations; and

(12) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the Term Agent or any Term Secured Party that secures all or any portion of the Excess Term Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Priority Collateral to secure all or any portion of the Excess ABL Obligations.

(b) The Term Agent, for and on behalf of itself and the Term Secured Parties, acknowledges and agrees that, prior to or concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the Term Agent has been granted Liens and the Term Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that, concurrently herewith, the Term Agent, for the benefit of itself and the Term Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto. The subordination of Liens by the Term Agent and the ABL Agent in favor of one another as set forth herein shall not be deemed to subordinate the Term Agent’s Liens or the ABL Agent’s Liens to the Liens of any other Person.

(c) The Lien subordination provisions contained herein relate solely to the priority of Liens granted to the ABL Agent and the Term Agent by the Credit Parties and shall apply only to the extent that the Liens of the ABL Agent and the Term Agent are valid, perfected, and enforceable. It is the ABL Agent’s responsibility to ensure the validity, perfection and enforceability of the Liens granted by the Credit Parties to the ABL Agent for the benefit of itself and the other ABL Secured Parties. It is the Term Agent’s responsibility to ensure the validity, perfection and enforceability of the Liens granted by the Credit Parties to the Term Agent for the benefit of itself and the other Term Secured Parties.

Section 2.2. Waiver of Right to Contest Liens.

(a) The Term Agent, for and on behalf of itself and the Term Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. The Term Agent, for itself and on behalf of the Term Secured Parties, agrees that none of the Term Agent or the Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. The Term Agent, for itself and on behalf of the Term Secured Parties, hereby waives any and all rights it or the Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Lender seeks to enforce its Liens in any ABL Priority Collateral. The foregoing shall not be construed to prohibit the Term Agent from enforcing the provisions of this Agreement.

(b) The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Term Agent or the Term Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Agent or any Term Secured Party under the Term Documents with respect to the Term Priority Collateral. The ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Agent or any Term Secured Party seeks to enforce its Liens in any Term Priority Collateral. The foregoing shall not be construed to prohibit the ABL Agent from enforcing the provisions of this Agreement.

(c) Notwithstanding anything to the contrary herein contained, none of the Parties hereto waives any claim that it may have against a Secured Party on the grounds that any sale, transfer, or other disposition, or collection, of the Collateral by the Secured Party was not commercially reasonable to the extent required by the Uniform Commercial Code, the PPSA, any Debtor Relief Law or any other applicable law.

Section 2.3. Remedies Standstill.

(a) Following the occurrence of any Term Loan Event of Default and until the expiration of the Remedy Standstill Period, the Term Agent may not commence or continue the Exercise of Any Secured Creditor Remedies in respect of the ABL Priority Collateral; provided, however, nothing contained herein shall impair the Term Agent’s and the Term Secured Parties’ rights to take, in the event that the ABL Agent has declined to take such protective actions within a reasonable time period after the written request by the Term Agent to the ABL Agent to do so, any actions (including the commencement of legal proceedings, but excluding the commencement of an involuntary bankruptcy proceeding against any Credit Party) that the Term Agent or such Term Secured Party deems necessary to protect and preserve, but not to realize or foreclose on, the ABL Priority Collateral. After the expiration of the Remedy Standstill Period, and upon five (5) Business Days prior written notice to the ABL Agent (which notice may be delivered to the ABL Agent during the Remedy Standstill Period but in no event more than ten (10) days prior to the expiration thereof), the Term Agent may take, for the benefit of the Term

Secured Parties, one or more of the following actions in respect of the Term Loan Event of Default that was the subject of the notice giving rise to such Remedy Standstill Period at the same or different times:

(1) the Exercise of Any Secured Creditor Remedies with respect to the ABL Priority Collateral (including, without limitation, foreclosure upon and taking possession of the ABL Priority Collateral); provided, however, that until the Discharge of ABL Obligations has occurred, the Term Agent will not commence or continue the Exercise of Any Secured Creditor Remedies or seek or continue remedies under the Term Documents on account of the ABL Priority Collateral so long as the ABL Agent is diligently pursuing in good faith the exercise of its enforcement rights and remedies against all or a material portion of the ABL Priority Collateral; and

(2) exercise any and all other remedies under the Term Documents and applicable law available to the Term Secured Parties with respect to the ABL Priority Collateral, including the notification of account debtors or other Persons obligated on ABL Priority Collateral of the assignment of any Credit Party’s accounts receivable to the ABL Agent and the Term Agent, all subject to the first proviso in Section 2.3(a)(1) above.

(b) Following the occurrence of any ABL Event of Default and until the expiration of the Remedy Standstill Period, the ABL Agent may not commence or continue the Exercise of Any Secured Creditor Remedies in respect of the Term Priority Collateral; provided, however, nothing contained herein shall impair the ABL Agent’s and the ABL Secured Parties’ rights to take, in the event that the Term Agent has declined to take such protective actions within a reasonable time period after the written request by the ABL Agent to the Term Agent to do so, any actions (including the commencement of legal proceedings, but excluding the commencement of an involuntary bankruptcy proceeding against any Credit Party) that the ABL Agent or such ABL Secured Party deems necessary to protect and preserve, but not to realize or foreclose on, the Term Priority Collateral. After the expiration of the Remedy Standstill Period, and upon five (5) Business Days prior written notice to the Term Agent (which notice may be delivered to the Term Agent during the Remedy Standstill Period but in no event more than ten (10) days prior to the expiration thereof), the ABL Agent may take, for the benefit of the ABL Secured Parties, one or more of the following actions in respect of the ABL Event of Default that was the subject of the notice giving rise to such Remedy Standstill Period at the same or different times:

(1) the Exercise of Any Secured Creditor Remedies with respect to the Term Priority Collateral (including, without limitation, foreclosure upon and taking possession of the Term Priority Collateral); provided, however, that until the Discharge of Term Obligations has occurred, the ABL Agent will not commence or continue the Exercise of Any Secured Creditor Remedies or seek or continue remedies under the ABL Documents on account of the Term Priority Collateral so long as the Term Agent is diligently pursuing in good faith the exercise of its enforcement rights and remedies against all or a material portion of the Term Priority Collateral; and

(2) the exercise of any and all other remedies under the ABL Documents and applicable law available to the ABL Secured Parties with respect to the Term Priority Collateral, including the notification of account debtors or other Persons obligated on Term Priority Collateral of the assignment of any Credit Party’s accounts receivable to the Term Agent and the ABL Agent, all subject to the proviso in Section 2.3 (b)(1) above.

(c) All Proceeds of ABL Priority Collateral received by the Term Agent shall be turned over to the ABL Agent for prompt application in accordance with Section 4.1(b) hereof, or, to the extent that the Term Agent is entitled to apply such Proceeds to the Term Obligations pursuant to the terms of Section 4.1(b), applied promptly by the Term Agent in accordance with Section 4.1(b). This Section 2.3 shall not be construed to in any way limit or impair the rights of the Term Agent to join (but not control or object to in any way) any foreclosure or other Exercise of Secured Creditor Remedies with respect to the Collateral initiated by the ABL Agent, so long as it does not delay or interfere in any material respect with the exercise by the ABL Secured Parties of their respective rights as provided in this Agreement.

(d) All Proceeds of Term Priority Collateral received by the ABL Agent shall be turned over to the Term Agent for prompt application in accordance with Section 4.1(c) hereof, or, to the extent that the ABL Agent is entitled to apply such Proceeds to the ABL Obligations pursuant to the terms of Section 4.1(c), applied promptly by the ABL Agent in accordance with Section 4.1(c). This Section 2.3 shall not be construed to in any way limit or impair the rights of the ABL Agent to join (but not control or object to in any way) any foreclosure or other Exercise of Secured Creditor Remedies with respect to the Collateral initiated by the Term Agent, so long as it does not delay or interfere in any material respect with the exercise by the Term Secured Parties of their respective rights as provided in this Agreement.

(e) Nothing contained herein shall impair the Term Agent’s or any Term Secured Party’s rights (i) to exercise any remedies against any of the Credit Parties or the Collateral (other than any remedies against any ABL Priority Collateral) pursuant to the Term Documents; (ii) to accelerate any of the Term Obligations; (iii) to make demand upon any Credit Party or any other Person liable on the Term Obligations; (iv) to institute a lawsuit to collect its debt, (v) to exercise any of its rights or remedies with respect to the ABL Priority Collateral as and when permitted by Section 2.3(a), (vi) to file a claim or statement of interest with respect to the Term Obligations; (vii) to take any action (not adverse to the priority and perfection status of, and validity and value of, the Liens of the ABL Agent, or the rights of the ABL Agent to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral subject to the other terms of this Agreement; (viii) to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Term Secured Parties, including, without limitation, any claims secured by the Collateral, if any, in each case not otherwise in contravention of the terms of this Agreement; (ix) to exercise any rights or remedies available to unsecured creditors or file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under the Term Documents, any Insolvency Proceeding or applicable non-bankruptcy law, in each case, not otherwise prohibited by the terms of this Agreement; and (x) to vote on any plan of reorganization, arrangement or compromise or any proposal, file any proof of claim, make other filings and make any arguments and motions in any Insolvency Proceeding that are, in each case, not otherwise prohibited by the terms of this Agreement.

(f) Nothing contained herein shall impair the ABL Agent’s or any ABL Secured Party’s rights (i) to exercise any remedies against any of the Credit Parties or the Collateral (other than any remedies against any Term Priority Collateral) pursuant to the ABL Documents; (ii) to accelerate any of the ABL Obligations; (iii) to make demand upon any Credit Party or any other Person liable on the ABL Obligations; (iv) to institute a lawsuit to collect its debt, (v) to exercise any of its rights or remedies with respect to the Term Priority Collateral as and when permitted by Section 2.3(b), (vi) to file a claim or statement of interest with respect to the ABL Obligations; (vii) to take any action (not adverse to the priority and perfection status of, and validity and value of, the Liens of the Term Agent, or the rights of the Term Agent to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral subject to the other terms of this Agreement; (viii) to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties, including, without limitation, any claims secured by the Collateral, if any, in each case not otherwise in contravention of the terms of this Agreement; (ix) to exercise any rights or remedies available to unsecured creditors or file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under the ABL Documents, any Insolvency Proceeding or applicable non-bankruptcy law, in each case, not otherwise prohibited by the terms of this Agreement; and (x) to vote on any plan of reorganization, arrangement or compromise or any proposal, file any proof of claim, make other filings and make any arguments and motions in any Insolvency Proceeding that are, in each case, not otherwise prohibited by the terms of this Agreement.

Section 2.4. Release of Liens.

(a) In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by the ABL Agent or by the Credit Parties with the consent of the ABL Agent after the occurrence and during the continuance of an Event of Default, or (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the ABL Documents or consented to by the requisite ABL Lenders (and, so long as no Event of Default has occurred and is continuing, or is permitted by the Term Documents as in effect on the date hereof), upon the written request of the ABL Agent delivered to the Term Agent not less than ten (10) Business Days prior to the proposed sale, transfer or disposition of such ABL Priority Collateral, the Term Agent agrees, on behalf of itself and the Term Secured Parties, that such sale, transfer or other disposition will be free and clear of the Liens on such ABL Priority Collateral securing the Term Obligations, and the Term Agent’s and the Term Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the ABL Secured Parties’ Liens on such ABL Priority Collateral; provided that, for the avoidance of doubt, the Term Secured Parties’ Liens in respect of the Proceeds of such ABL Priority Collateral so sold, transferred, or disposed shall continue to exist to the same extent, and with the same relative priorities, as the ABL Secured Parties’ Liens on such Proceeds; and provided, further, that to the extent Proceeds are required to be applied to the obligations under the terms of the ABL Credit Agreement, such Proceeds shall be applied in accordance with Section 4.1(b). In furtherance of, and subject to, the foregoing, the Term Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the ABL Agent in connection therewith. The Term Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney to be exercised if the Term Agent does not take such action within five (5) days after written notice, in the place and stead of the Term Agent and in the name of the Term Agent or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(b) In the event of (A) any private or public sale of all or any portion of the Term Priority Collateral in connection with any Exercise of Secured Creditor Remedies by the Term Agent or by the Credit Parties with the consent of the Term Agent after the occurrence and during the continuance of an Event of Default, or (B) any sale, transfer or other disposition of all or any portion of the Term Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the Term Documents or consented to by the requisite Term Lenders (and, so long as no Event of Default has occurred and is continuing, or is permitted by the ABL Documents as in effect on the date hereof), upon the written request of the Term Agent delivered to the ABL Agent not less than ten (10) Business Days prior to the proposed sale, transfer or disposition of such Term Priority Collateral, the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that such sale, transfer or disposition will be free and clear of the Liens on such Term Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Priority Collateral so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Term Secured Parties’ Liens on such Term Priority Collateral; provided that, for the avoidance of doubt, the ABL Agent’s and the ABL Secured Parties’ Liens in respect of the Proceeds of such Term Priority Collateral so sold, transferred, or disposed shall continue to exist to the same extent, and with the same relative priorities, as the Term Secured Parties’ Liens on such Proceeds; and provided, further, that (i) to the extent Proceeds are required to be applied to the obligations under the terms of the Term Loan Agreement, such Proceeds shall be applied in accordance with Section 4.1(c) and (ii) the Term Priority Collateral so sold, transferred or otherwise disposed of shall be subject to the use and access rights granted to the ABL Agent and the other ABL Secured Parties (and their agents and designees) pursuant to Section 3.6 hereof. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the Term Agent in connection therewith. The ABL Agent hereby appoints the Term Agent and any officer or duly authorized person of the Term Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney to be exercised if the ABL Agent does not take such action within five (5) days after written notice, in the place and stead of the ABL Agent and in the name of the ABL Agent or in the Term Agent’s own name, from time to time, in the Term Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5. No New Liens. (a) It is the anticipation of the Parties that no Term Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents. If any Term Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, then the Term Agent (or the relevant Term Secured Party) shall, without the need for any further consent of any other Term Secured Party, any Term Borrower or any Term Guarantor and notwithstanding anything to the contrary in any other Term Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien.

(b) It is the anticipation of the Parties that no ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Agent under the Term Documents. If any ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Agent under the Term Documents, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party, any ABL Borrower or any ABL Guarantor and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien as agent or bailee for the benefit of the Term Agent as security for the Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Agent in writing of the existence of such Lien.

Section 2.6. Waiver of Marshalling.

(a) Until the Discharge of ABL Obligations, the Term Agent, on behalf of itself and the Term Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

(b) Until the Discharge of Term Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3.

ACTIONS OF THE PARTIES

Section 3.1. Certain Actions Permitted. The Term Agent and the ABL Agent may make such demands or file such claims in respect of the Term Obligations or the ABL Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time. Nothing in this Agreement shall prohibit the receipt by the Term Agent or any Term Secured Party of the payments of interest, principal and other amounts owed in respect of the Term Obligations so long as such receipt is not the direct or indirect result of the exercise by the Term Agent or any Term Secured Party of rights or remedies as a secured creditor (including set-off) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall prohibit the receipt by the ABL Agent or any ABL Secured Party of the payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any ABL Secured Party of rights or remedies as a secured creditor (including set-off) with respect to Term Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them.

Section 3.2. Agent for Perfection. The ABL Agent, for and on behalf of itself and each ABL Secured Party, and the Term Agent, for and on behalf of itself and each Term Secured Party, as applicable, each acknowledge and agree to hold all Control Collateral in its respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either, including, without limitation, landlords, freight forwarders and other bailees) as agent for the benefit of, and on behalf of, the other solely for the purpose of perfecting the security interest granted to each in such Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent, the ABL Secured Parties, the Term Agent, or the Term Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Collateral is genuine or owned by any relevant Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent and the Term Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral as agent for the other Party for purposes of perfecting the Lien held by the Term Agent or the ABL Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Term Secured Parties or any other Person. Without limiting the generality of the foregoing, the ABL Secured Parties shall not be obligated to see to the application of any Proceeds of the Term Priority Collateral deposited into any Deposit Account or securities account or be answerable in any way for the misapplication thereof. The Term Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Secured Parties, or any other Person. It is that intention of the Parties that only proceeds of Term Priority Collateral shall be deposited by the Credit Parties in the Term Loan Priority Accounts and that the Credit Parties shall not deposit proceeds of Term Priority Collateral in bank accounts that constitute ABL Priority Collateral (other than as expressly provided by the Term Loan Agreement).

Section 3.3. Sharing of Information and Access; Notices of Default.

(a) In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Term Credit Party which contain information identifying or pertaining to the Term Priority Collateral, the ABL Agent shall, upon request from the Term Agent and as promptly as practicable thereafter, either make available to the Term Agent such books and records for inspection and duplication or provide to the Term Agent copies thereof. In the event that the Term Agent shall, in the exercise of its rights under the Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party which contain information identifying or pertaining to any of the ABL Priority Collateral, the Term Agent shall, upon request from the ABL Agent and as promptly as practicable thereafter, either make available to the ABL Agent such books and records for inspection and duplication or provide the ABL Agent copies thereof.

(b) Each Agent shall give to the other Agent concurrently with the giving thereof to any Credit Party (a) a copy of any written notice by such Agent of an ABL Event of Default or a Term Loan Event of Default, as the case may be, or a written notice of demand for payment from any Credit Party and (b) a copy of any written notice sent by such Agent to any Credit Party stating such Agent’s intention to exercise any material enforcement rights or remedies against such Credit Party, including written notice pertaining to any foreclosure on all or any material part of its Liens or other judicial or non judicial remedy in respect thereof, and any legal process served or filed in connection therewith; provided that the failure of any Agent to give such required notice shall not result in any liability to such Agent or affect the enforceability of any provision of this Agreement, including the relative priorities of the Liens of the Agents and Secured Parties as provided herein, and shall not affect the validity or effectiveness of any such notice as against any Credit Party or of any action taken pursuant to such notice or in relation to the events giving rise thereto; provided, further, that the foregoing shall not in any way impair any claims that any Agent may have against the other Agent as a result of any failure of such Agent to provide any notice in connection with a foreclosure against the Collateral by such Agent as required under applicable law.

(c) Each Agent shall promptly provide to the other Agent copies of all collateral reports, appraisals, results of field examinations, physical inventories and tax and other lien searches that it receives (collectively, “Due Diligence”) with respect to the Credit Parties or the Collateral (to the extent not prohibited by any third parties that prepared such materials); provided that the failure of any Agent to provide any Due Diligence shall not (A) affect the relative priorities of any Agent’s Liens as provided herein or the validity or effectiveness of any notices or demands as against any Credit Party, (B) impair the effectiveness of this Agreement, or (C) give rise to any claim or cause of action or liability by any Agent or Secured Party against any other Agent, Secured Party or any third person conducting such appraisals and commercial finance audits. Each Agent, for itself and on behalf of its respective Secured Parties, acknowledges and agrees that neither the other Agent, such other Agent’s respective Secured Parties nor any of their respective agents and employees make any representations or warranties whatsoever with respect to the Due Diligence of any kind, nature, or description, including, without limitation, any representation as to the completeness or accuracy of the Due Diligence, either at the time that the Due Diligence was prepared or at the present time and such information is provided for informational purposes only, and may not be relied upon by such other Agent, such other Secured Parties or any other party, in any manner whatsoever. Each Agent, for itself and on behalf of its respective Secured Parties, further acknowledges and agrees that the Due Diligence shall not give rise to any claim or cause of action or liability against, and shall be provided without recourse to, the other Agent, such other Agent’s respective Secured Parties or any agent or employee thereof. Each Agent, for itself and on behalf of its respective

Secured Parties, agrees that it shall use such Due Diligence in connection with its administration under the applicable Credit Documents. The Credit Parties, the ABL Agent and the Term Agent agree and acknowledge that the Term Agent may, in its discretion, provide copies of any Borrowing Base Certificate delivered to the Term Agent by the Borrowers to the ABL Agent and, subject to a one (1) Business Day period of time for the ABL Agent to process such Borrowing Base Certificate, after receipt of such Borrowing Base Certificate by the ABL Agent until the delivery of a new Borrowing Base Certificate by the Borrowers in accordance with the terms and conditions of the ABL Credit Agreement, such Borrowing Base Certificate received by the ABL Agent from the Term Agent shall constitute the Borrowing Base Certificate under the ABL Documents. The Credit Parties irrevocably, by their execution of the acknowledgment hereto, authorize the ABL Agent and the Term Agent to provide the other Agent with copies of any Due Diligence and Borrowing Base Certificates.

(d) Prior to the Discharge of ABL Obligations, each of the Credit Parties and the ABL Agent agrees that in the event the ABL Agent does not arrange for at least one appraisal of the Inventory and PL Credit Card Receivables included in the ABL Borrowing Base and one field examination of the ABL Priority Collateral included in the ABL Borrowing Base during any four-month period, the Term Agent shall have the right to direct the ABL Agent to engage an appraiser to conduct such an appraisal or an examiner to conduct such a field examination, and the ABL Agent agrees to, with reasonable promptness, commence such an engagement of an appraiser or examiner, as the case may be; provided that to the extent the ABL Agent does not engage an appraiser to conduct such an appraisal or an examiner to conduct such a field examination within five (5) Business Days of a written request addressed to the ABL Agent from the Term Agent, the Term Agent may engage an appraiser or an examiner on behalf of the ABL Agent (which shall be the Term Agent’s sole remedy as against the ABL Agent for not engaging such an appraiser or examiner as set forth in this Section 3.3(d)). Subject to a one (1) Business Day period of time for the ABL Agent to process the applicable appraisal results, after receipt of a final appraisal report by the ABL Agent (received either from an appraiser engaged by the ABL Agent or from an appraiser engaged by the Term Agent, on behalf of the ABL Agent, in accordance with this Section 3.3(d)), the results of such appraisal shall be used by the ABL Agent to determine the NOLV Factor under the ABL Borrowing Base if the NOLV Factor reflected in such appraisal is lower than the NOLV Factor reflected in the previous appraisal received by the ABL Agent (and, for the avoidance of doubt, the results of such appraisal may be used by the ABL Agent to determine the NOLV Factor under the ABL Borrowing Base in all other circumstances). The Term Agent agrees that it shall use the same final appraisal report as the ABL Agent to determinate the relevant NOLV Factors under the Term Loan Borrowing Base (with respect to components included in both the ABL Borrowing Base and the Term Loan Borrowing Base) so long as such final appraisal report is prepared by an appraiser reasonably acceptable to Term Agent (it being understood that Hilco Merchant Resources, LLC and Vion Receivable Investments is deemed to be reasonably acceptable to the Term Agent). The Parties hereby acknowledge that the ABL Agent’s obligations under this Section 3.3(d) are subject to the Credit Parties’ compliance with their respective obligations under the ABL Credit Agreement (including as to cooperation with the ABL Agent) with respect to such appraisals and examinations. The Credit Parties irrevocably, by their execution of the acknowledgment hereto, authorize the ABL Agent to conduct any appraisals and examinations required by the Term Agent under this Section 3.3(d) and agree that the Credit Parties shall reimburse the ABL Agent for any and all reasonable costs and expenses of such appraisals and examinations.

Section 3.4. Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent and the Term Agent shall each be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral. Prior to the Discharge of ABL Obligations, the ABL Agent shall have the sole and exclusive right, as against the Term Agent, to adjust settlement of insurance claims in a commercially reasonable manner in the event of any covered loss, theft or destruction of ABL Priority Collateral. Prior to the Discharge of Term Obligations, the Term Agent shall have the sole and exclusive right, as against the ABL Agent, to adjust settlement of insurance claims in a commercially reasonable manner in the event of any covered loss, theft or destruction of Term Priority Collateral. If any insurance claim includes both ABL Priority Collateral and Term Priority Collateral, the insurer will not settle such claim separately with respect to ABL Priority Collateral and Term Priority Collateral, and if the Parties are unable after negotiating in good faith to agree on the settlement for such claim, either Party may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the Parties. All Proceeds of such insurance shall be remitted to the ABL Agent or the Term Agent, as the case may be, and each of the Term Agent and ABL Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5. No Additional Rights For the Credit Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party or Term Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party or Term Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Term Secured Party.

Section 3.6. Inspection and Access Rights. (a) Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, in the event of any liquidation (including, without limitation, by means of a sale pursuant to Section 363 of the Bankruptcy Code) of the ABL Priority Collateral (or any other Exercise of Any Secured Creditor Remedies by the ABL Agent) and whether or not the Term Agent or any other Term Secured Party has commenced and is continuing the Exercise of Any Secured Creditor Remedies of the Term Agent, the ABL Agent or any other Person (including any ABL Credit Party or any agent thereof) acting with the consent, or on behalf, of the ABL Agent, shall have the right (i) to access ABL Priority Collateral that (x) is stored or located in or on, (y) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code, the PPSA or other applicable law), or (z) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code, the PPSA or other applicable law), Term Priority Collateral, (ii) during the Use Period, shall have the right to use and access all of the Term Priority Collateral (including, without limitation, Equipment, Fixtures, Intellectual Property and Real Property, but excluding cash proceeds of Term Priority Collateral) and all information which is stored or located in or on the Term Loan Priority Collateral in order to assemble, inspect, copy or download information stored on, take actions to perfect its Lien on, complete a production run of Inventory involving, take possession of, move, prepare and advertise for sale, sell (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any ABL Credit Party’s business), store, collect or otherwise deal with the ABL Priority Collateral, in each case without the involvement of or interference by any Term Secured Party or liability to any Term Secured Party; provided, however, that the expiration of the Use Period shall be without prejudice to the sale or other disposition of the ABL Priority Collateral in accordance with this Agreement and applicable law and (iii) to use and access all of the Term Priority Collateral (including, without limitation, Equipment, Fixtures, Intellectual Property and Real Property, but excluding cash proceeds of Term Priority Collateral) and all information which is stored or located in or on the Term Loan Priority Collateral (including, without limitation, the right to copy and extract data and information therefrom, to implement the full conversion of the Private Label Credit Card Program and the Private Label Credit Card Infrastructure (as each such term is defined in the Private Label Credit Card Access and Monitoring Agreement) from a program administered by the Credit Parties to a program administered by the ABL Agent and/or its affiliates and agents or any other Person, including the administration and operation by the ABL Agent and/or its affiliates and agents of the Private Label Credit Card Program, and to take such other actions as are described in the Private Label Credit Card Access and Monitoring Agreement) in order to collect or otherwise realize on the PL Credit Card Receivables. The Term Agent may not sell, assign or otherwise transfer the related Term Priority Collateral, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.6.

(b) In furtherance of the ABL Agent’s rights under Section 3.6(a), prior to the earlier of the Discharge of the ABL Obligations or the termination of the Use Period, the Term Agent (i) shall, to the extent permitted by law, permit the ABL Agent and its agents or representatives at the ABL Agent’s option to use, on a nonexclusive, royalty free basis, any of the Intellectual Property as is or may be necessary for the ABL Agent to sell or otherwise liquidate the ABL Priority Collateral or to collect or otherwise realize on any ABL Priority Collateral (including, without limitation, the PL Credit Card Receivables) and (ii) hereby grants, to the extent it has the rights to do so, to the ABL Agent (which may be sublicensed to its agents, which sublicense shall be subject to the terms of this Agreement) a nonexclusive, irrevocable, royalty-free, worldwide license to use any and all Intellectual Property as is or may be reasonably necessary to sell or otherwise liquidate the ABL Priority Collateral or to collect or otherwise realize on any ABL Priority Collateral (including, without limitation, the PL Credit Card Receivables). The Term Agent (i) acknowledges and consents to the grant to the ABL Agent by the Credit Parties on the date hereof of a continuing, non-exclusive royalty-free license for such use at any time prior to the Discharge of the ABL Obligations (the “Effective Date License”) and (ii) agrees that its Liens on the Term Priority Collateral shall be subject to the Effective Date License. Furthermore, the Term Agent agrees that, in connection with any foreclosure sale conducted by the Term Agent (or by the Credit Parties at the direction, or with the consent of, the Term Agent) in respect of the Intellectual Property, (x) any notice required to be given by the Term Agent in connection with such foreclosure shall contain an acknowledgement that the Term Agent’s Lien is subject to the Effective Date License, and (y) the Term Agent shall deliver a copy of the Effective Date License to any purchaser at such foreclosure and provide written notice to such purchaser that the Term Agent’s Lien and the purchaser’s rights in such transferred Collateral are subject to the Effective Date License, and any such purchaser shall acknowledge in writing that it is subject to the Effective Date License in all respects.

(c) During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Agent (or their respective employees, agents, advisers and representatives) of any Term Priority Collateral, the ABL Secured Parties and the ABL Agent shall be obligated (a) to reimburse the Term Secured Parties for any reasonable out-of-pocket costs and expenses incurred by the Term Secured Party in respect of maintaining the Intellectual Property and operating the Term Priority Collateral during the Use Period (including out-of-pocket utility expenses and taxes incurred during the Use Period); and (b) to repair at their expense any physical damage (but not any diminution in value) to such Term Priority Collateral resulting from such occupancy, use or control, and to leave such Term Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. The ABL Agent and the ABL Secured Parties agree not to disable or terminate the use of any domain names or URLs or to use the Intellectual Property in a manner that infringes upon third party rights or would adversely affect the value of the Intellectual Property, provided, however, that it is acknowledged and agreed that the use of the Intellectual Property in connection with a liquidation or collection of the ABL Priority Collateral conducted in a commercially reasonable manner, including “going out of business sales” or similar dispositions conducted by a nationally recognized liquidator as reasonably selected by the ABL Agent, shall not be deemed to adversely affect the value of the Intellectual Property. Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Agent have any liability to the Term Secured Parties and/or to the Term Agent pursuant to this Section 3.6 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Agent, as the case may be) of their rights under this Section 3.6 and the ABL Secured Parties shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 3.6. Without limiting the rights granted in this Section 3.6, the ABL Secured Parties and the ABL Agent shall (without incurring any cost or expense) cooperate with the Term Secured Parties and/or the Term Agent in connection with any efforts made by the Term Secured Parties and/or the Term Agent to sell the Term Priority Collateral.

(d) Except to the extent provided in clause (c) above, the ABL Agent and the ABL Secured Parties shall not be obligated to pay any amounts to the Term Agent or the Term Secured Parties (or any person claiming by, through or under the Term Secured Parties, including any purchaser of the Term Priority Collateral) or to the ABL Credit Parties, for or in respect of the access and use by the ABL Agent and the ABL Secured Parties of the Term Priority Collateral prior to the termination of the Use Period.

(e) The ABL Secured Parties shall (i) use the Term Priority Collateral in accordance with applicable law, and (ii) insure for damage to property and liability to persons, including property and liability insurance for the benefit of the Term Secured Parties.

(f) The Term Agent and the other Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Agent and the other ABL Secured Parties from exercising the rights described in Section 3.6 hereof.

(g) Subject to the terms hereof, the Term Agent may advertise and conduct public auctions or private sales of the Term Priority Collateral without notice (except as required by applicable law) to any ABL Secured Party, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party as long as, in the case of an actual sale, the respective purchaser assumes, acknowledges and agrees to the obligations of the Term Agent and the Term Secured Parties under this Section 3.6.

(h) The ABL Secured Parties acknowledge and agree that they shall not use, sell or dispose of the PLCC Account Holder Lists and Information except in connection with the administration, collection, sale or other disposition of the PL Credit Card Receivables.

Section 3.7. Tracing of and Priorities in Proceeds. The ABL Agent, for itself and on behalf of the ABL Secured Parties, and the Term Agent, for itself and on behalf of the Term Secured Parties, further agree that prior to an issuance of any notice of Exercise of Any Secured Creditor Remedies by such Secured Party (unless an Insolvency Event of Default then exists), any Proceeds of Collateral, whether or not deposited in Deposit Accounts subject to control agreements, which are used by any Credit Party to acquire other property which is Collateral shall not (solely as between the Agents and the Lenders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired.

Section 3.8. Payments Over.

(a) So long as the Discharge of Term Obligations has not occurred, any Term Priority Collateral or Proceeds thereof not constituting ABL Priority Collateral received by the ABL Agent or any other ABL Secured Party in contravention of Section 4.1(c) in connection with the exercise of any right or remedy (including set off) relating to the Term Priority Collateral shall be segregated and held in trust and forthwith paid over to the Term Agent for the benefit of the Term Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Term Agent is hereby authorized to make any such endorsements as agent for the ABL Agent or any such other ABL Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its tetras.

(b) So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral or Proceeds thereof not constituting Term Priority Collateral received by the Term Agent or any Term Secured Parties in contravention of Section 4.1(b) in connection with the exercise of any right or remedy (including set off) relating to the ABL Priority Collateral shall be segregated and held in trust and forthwith paid over to the ABL Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Agent is hereby authorized to make any such endorsements as agent for the Term Agent or any such Term Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

Section 3.9. Term Loan Push Down Reserve and Term Loan Reserve Amount. For the purposes of determining the Term Loan Push Down Reserve under the ABL Credit Agreement, each of the Term Secured Parties and the Credit Parties agrees that the ABL Agent shall be entitled to rely solely on the calculation thereof made by the ABL Borrowers as reflected in the most recent Borrowing Base Certificate delivered by the ABL Borrowers to the ABL Agent, unless the ABL Agent is notified in writing by the Term Agent that such calculation is inaccurate and providing the ABL Agent with the correct calculation of the Term Loan Push Down Reserve (“Term Loan Push Down Reserve Correction Notice”), and, in such event, the ABL Agent shall be entitled to rely solely on the calculation of the Term Loan Push Down Reserve made by the Term Agent as reflected in the Term Loan Push Down Reserve Correction Notice. Upon receipt by the ABL Agent of a Borrowing Base Certificate or a Term Loan Push Down Reserve Correction Notice, as applicable, the ABL Agent shall have a one (1) Business Day period of time to implement any adjustments to the Term Loan Push Down Reserve as set forth in such Borrowing Base Certificate or such Term Loan Push Down Reserve Correction Notice, as the case may be. Each of the Term Secured Parties and the Credit Parties agrees that no ABL Secured Party shall have any liability for relying on the calculation of the Term Loan Push Down Reserve as set forth in a Borrowing Base Certificate delivered by the Borrowers or in the Term Loan Push Down Reserve Correction Notice delivered by the Term Agent, as the case may be. Each of the Term Secured Parties and the Credit Parties agrees that in the event of any discrepancy or dispute between the Term Secured Parties and the Credit Parties as to the amount of the Term Loan Push Down Reserve, the ABL Secured Parties shall be entitled to rely solely on the calculation of the Term Loan Push Down Reserve as determined by the Term Secured Parties and shall have no liability to any Person for doing so. In all cases, the ABL Borrowing Base shall be calculated based upon the most recent Borrowing Base Certificate received by the ABL Agent pursuant to the ABL Credit Agreement prior to funding of loans or advances by any ABL Lender or the issuance, renewal or amendment of a letter of credit by an ABL Lender (it being understood and agreed that the use of cash collateral in an Insolvency or Liquidation Proceeding shall not constitute a funding of a loan or other advance). Subject to a one (1) Business Day period of time for the ABL Agent to implement any required adjustments, the ABL Agent shall increase the Availability Block under the ABL Credit Agreement by the Term Loan Reserve Amount at the times required by the ABL Credit Agreement (provided that in the case of an Insolvency Proceeding of any Credit Party, it is understood that the ABL Agent shall increase the Availability Block under the ABL Credit Agreement by the Term Loan Reserve Amount promptly upon the commencement of such Insolvency Proceeding).

Section 3.10. Legends. The ABL Agent acknowledges with respect to the ABL Credit Agreement, on the one hand, and the Term Agent acknowledges with respect to the Term Loan Agreement, on the other hand, that such documents will contain the following legend (or such other legend as may be reasonably approved by the other Agent):

Each Lender hereby (a) consents to the subordination of the Liens securing the Obligations on the terms set forth in the [Intercreditor Agreement], (b) agrees that this Agreement and the other Loan Documents, and the rights and remedies of the Agent and the Lenders hereunder and thereunder, are subject to the terms of the [Intercreditor Agreement] (and to the extent any term of this Agreement or any other Loan Document conflicts or is inconsistent with the terms hereof, the terms of the [Intercreditor Agreement] shall control), (c) agrees that it will be bound by and will take no actions contrary to the provisions of the [Intercreditor Agreement] and (d) hereby authorizes and instructs the Agent to enter into the [Intercreditor Agreement] and to subject the Liens securing the Obligations to the provisions thereof.

ARTICLE 4.

APPLICATION OF PROCEEDS

Section 4.1. Application of Proceeds.

(a) Revolving Nature of ABL Obligations. The Term Agent, for and on behalf of itself and the Term Secured Parties, expressly acknowledges and agrees that (i) the ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, and that no application of any Collateral or the release of any Lien pursuant to Section 2.4 by the ABL Agent upon any portion of the ABL Priority Collateral in connection with a permitted disposition by the ABL Credit Parties under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Secured Parties and without affecting the provisions hereof; provided, however, that the aggregate outstanding principal amount of loans and outstanding amount of letters of credit made, issued or incurred pursuant to the ABL Documents shall not be increased to exceed the Maximum ABL Facility Amount; and (iii) all ABL Priority Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) or the Term Agent (or any Term Secured Party) commences the Exercise of Any Secured Creditor Remedies, all amounts received by the ABL Agent or any ABL Lender shall be applied as specified in this Section 4.1 (but without any requirement that the commitments under the ABL Documents be reduced or the amount of the loans and letters of credit available to the ABL Borrowers be permanently reduced as a result of such application). The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the Term Obligations, or any portion thereof.

(b) Application of Proceeds of ABL Priority Collateral. The ABL Agent and the Term Agent hereby agree that all ABL Priority Collateral and all other Proceeds thereof, received by either of them (i) in connection with any Exercise of Secured Creditor Remedies with respect to the ABL Priority Collateral, (ii) in connection with the sale, transfer or other disposition of all or any portion of the ABL Priority Collateral under Section 2.4(a) or Section 6.4 or (iii) following the commencement of any Insolvency Proceeding in connection with any DIP Financing or cash collateral usage which, in each case, is not permitted by Section 6.1, in each case, shall be applied, first, to the payment of reasonable costs and expenses of the ABL Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the ABL Obligations (other than the Excess ABL Obligations) in accordance with the ABL Documents until the Discharge of ABL Obligations (other than the Excess ABL Obligations) shall have occurred;

third, to the payment of the Term Obligations (other than the Excess Term Obligations) in accordance with the Term Documents until the Discharge of Term Obligations (other than the Excess Term Obligations) shall have occurred, fourth, to the payment of the Excess ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred,

fifth, to the payment of Excess Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred; and

sixth, the balance, if any, to the Credit Parties or as a court of competent jurisdiction may direct;

provided that if, in connection with an Insolvency Proceeding, the Lien granted in favor of the ABL Agent or the ABL Secured Parties in respect of such ABL Priority Collateral has been voided, avoided, subordinated, or otherwise invalidated by a court of competent jurisdiction and the provisions of Section 5.3 would not be effective, the Proceeds received with respect to the ABL Priority Collateral subject to avoidance, subordination or invalidation shall be applied, to the extent permitted under applicable law, to the payment of the Term Obligations in accordance with the Term Documents until Discharge of Term Obligations shall have occurred so long as the Lien granted in favor of the Term Agent or the Term Secured Parties in respect of such ABL Priority Collateral has not been voided, avoided, subordinated, or otherwise invalidated by a court of competent jurisdiction.

(c) Application of Proceeds of Term Priority Collateral. The ABL Agent and the Term Agent hereby agree that all Term Priority Collateral and all Proceeds thereof, received by either of them (i) in connection with any Exercise of Secured Creditor Remedies with respect to the Term Priority Collateral, (ii) in connection with the sale, transfer or other disposition of all or any portion of the Term Priority Collateral under Section 2.4(b) or Section 6.4 or (iii) following the commencement of any Insolvency Proceeding in connection with any DIP Financing or cash collateral usage which, in each case, is not permitted by Section 6.1, in each case, shall be applied, first, to the payment of reasonable costs and expenses of the Term Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the Term Obligations (other than the Excess Term Obligations) in accordance with the Term Documents until the Discharge of Term Obligations (other than the Excess Term Obligations) shall have occurred, third, to the payment of the ABL Obligations (other than the Excess ABL Obligations) in accordance with the ABL Documents until the Discharge of ABL Obligations (other than the Excess ABL Obligations) shall have occurred, fourth, to the payment of Excess Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred,

fifth, to the payment of the Excess ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred, and sixth, the balance, if any, to the Credit Parties or as a court of competent jurisdiction may direct;

provided that if, in connection with an Insolvency Proceeding, the Lien granted in favor of the Term Agent or the Term Secured Parties in respect of such Term Priority Collateral has been voided, avoided, subordinated, or otherwise invalidated by a court of competent jurisdiction and the provisions of Section 5.3 would not be effective, the Proceeds received with respect to the Term Priority Collateral subject to avoidance, subordination or invalidation shall be applied, to the extent permitted under applicable law, to the payment of the ABL Obligations in accordance with the ABL Documents until Discharge of ABL Obligations shall have occurred so long as the Lien granted in favor of the ABL Agent or the ABL Secured Parties in respect of such Term Priority Collateral has not been voided, avoided, subordinated, or otherwise invalidated by a court of competent jurisdiction.

(d) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to the Term Agent or to any Term Secured Party, and the Term Agent shall have no obligation or liability to the ABL Agent or any ABL Secured Party, regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. Notwithstanding anything to the contrary herein contained, none of the Parties hereto waives any claim that it may have against a Secured Party on the grounds that any sale, transfer or other disposition by the Secured Party was not commercially reasonable as required by the Uniform Commercial Code or other applicable law.

(e) Turnover of Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Term Agent or shall execute such documents as the Term Agent may reasonably request (at the expense of the Term Borrowers) to enable the Term Agent to have control over any Control Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Term Obligations, the Term Agent shall deliver to the ABL Agent or shall execute such documents as the ABL Agent may reasonably request (at the expense of the relevant Credit Parties) to enable the ABL Agent to have control over any Control Collateral still in the Term Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Section 4.2. Specific Performance. Each of the ABL Agent and the Term Agent is hereby authorized to demand specific performance of this Agreement, whether or not any relevant Borrower or any Guarantor shall have complied with any of the provisions of any of the

Credit Documents, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Term Agent, for and on behalf of itself and the Term Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE 5.

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1. Notice of Acceptance and Other Waivers.

(a) All ABL Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Term Agent, on behalf of itself and the Term Secured Parties, hereby waives notice of acceptance, or proof of reliance by the ABL Agent or any ABL Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Term Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the Term Agent or any Term Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Term Obligations.

(b) None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Term Loan Agreement or any other Term Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Term Agent or any Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Agent or any of the Term Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. The Term Agent, on behalf of itself and the Term Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the

Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c) None of the Term Agent, any Term Secured Party or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Term Agent or any Term Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Term Loan Agreement or any of the other Term Documents, whether the Term Agent or any Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Agent or any Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Documents (subject to the terms and conditions hereof), neither the Term Agent nor any Term Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the terms and provisions of this Agreement). The Term Agent and the Term Secured Parties shall be entitled to manage and supervise their loans under the Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Term Agent or the Term Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2. Modifications to ABL Documents and Term Documents.

(a) The ABL Agent and the ABL Secured Parties may at any time and from time to time and without the consent of or notice to the Term Agent or any Term Secured Party, without incurring any liability to the Term Agent or any Term Secured Party and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement, modify, waive, substitute, renew, refinance, or replace any or all of the ABL Documents; provided, however, that without the consent of the Term Agent, the ABL Secured Parties shall not amend, restate, supplement, modify, waive, substitute, renew, refinance or replace (including in connection with any DIP Financing provided by any of the ABL Secured Parties) any or all of the ABL Documents to:

(1) (A) increase the rates of interest set forth in the definition of “Applicable Margin” as defined in the ABL Credit Agreement by more than 2.00% per annum at any level of the pricing grid applicable thereto (other than any increase occurring because of fluctuations in underlying rate indices or the imposition of the rate specified in Section 1.3(c) (default rate with respect to Loans) or Section 1.9(c) (default rate with respect to Letter of Credit Fees) of the ABL Credit Agreement), or (B) increase the percentage set forth in Section 1.3(c) (default rate with respect to Loans) or Section 1.9(c) (default rate with respect to Letter of Credit Fees) by more than 2.00% per annum above the rate applicable thereto (other than any increase occurring because of fluctuations in underlying rate indices), or (C) increase the rates set forth in the definition of “Unused Commitment Fee Rate” as defined in the ABL Credit Agreement by more than 2.00% per annum at any level of the grid applicable thereto;

(2) other than in connection with a DIP Financing, shorten the scheduled maturity of the ABL Obligations;

(3) other than in connection with a DIP Financing, change any conditions, covenants, defaults or events of default thereunder that expressly restricts any Credit Party from making payments of the Term Obligations that would otherwise be permitted under the ABL Credit Agreement other than as expressly provided herein; provided that the ABL Secured Parties shall not change any conditions, covenants, defaults or events of default under the ABL Documents that expressly restricts any Credit Party from making payments of the Term Obligations from proceeds of Term Priority Collateral;

(4) increase the sum of the then outstanding aggregate principal amount of the loans and outstanding Letters of Credit made, issued or incurred under the ABL Credit Agreement and any DIP Financing in excess of the amount of the Maximum ABL Facility Amount;

(5) change the definition of “Availability”, “Availability Block”, “Term Loan Reserve Amount”, “Term Loan Push Down Reserve”, “Borrowing Base”, “Borrowing Base Certificate”, “Eligible Credit Card Accounts”, “Eligible In-Transit Inventory”, “Eligible Inventory”, “Eligible PL Credit Card Accounts”, “Net Orderly Liquidation Value”, “NOLV Factor”, “Overadvance”, “Reserves”, “Rent and Charges Reserve”, “Gift Card Reserve”, or “Rate Contract Reserve” contained in the ABL Credit Agreement or any component definition thereof, each as set forth in the ABL Credit Agreement, in a manner that would make more credit available to the ABL Borrowers, in each case, except for increases in advances rates and modifications of reserves in order to (i) allow for the making of Protective Overadvances or (ii) allow for increased advance rates or modified reserves in connection with a DIP Financing, provided that, in each case, the amount of such Protective Overadvances and the amount of such DIP Financing does not result in the aggregate outstanding principal amount of loans and outstanding amount of letters of credit made, issued or incurred pursuant to the ABL Credit Agreement together with, but without duplication, the aggregate principal amount of loans and letter of credit accommodations outstanding under any such DIP Financing (if any), exceeding the Maximum ABL Facility Amount as determined prior to giving effect to such increase in the advance rates or such modification of reserves;

(6) change (i) the definition of “Term Loan Trigger Event Period” or (ii) Section 7.1(f) or Section 7.1(g) of the ABL Credit Agreement (other than in connection with a DIP Financing);

(7) fail to establish and maintain (i) any Reserve in effect on the date hereof, (ii) the Term Loan Push-Down Reserve; or (iii) the Term Loan Reserve Amount during the continuance of a Term Loan Trigger Event Period, in each case, as and when required under the ABL Credit Agreement as in effect on the date hereof (subject to any grace periods provided for in this Agreement); provided that, in each case, (A) the amount of such Reserves (other than the Term Loan Push-Down Reserve and the Term Loan Reserve Amount) may be adjusted based on changes in the facts or circumstances that gave rise thereto (as long as the methodology for the calculation thereof is not modified in a manner that would make more credit available to the ABL Borrowers) and (B) the foregoing shall not limit the discretion of the ABL Agent to establish, eliminate and adjust the amount of any other Reserves (other than the Term Loan Push Down Reserve and the Term Loan Reserve Amount) not in effect on the date hereof; or

(8) amend the ABL Credit Agreement to permit assignments of the ABL Obligations under the ABL Credit Agreement to any ABL Credit Party or any Affiliate of any ABL Credit Party.

Nothing contained herein shall limit, restrict or impair the discretionary rights and ability of the ABL Agent to impose or establish any and all reserves, and to thereafter reduce or eliminate such reserves, or to determine the eligibility of Collateral for inclusion in the calculation of the ABL Borrowing Base, in each case, as provided in the ABL Credit Agreement; provided, that the ABL Agent agrees to impose a methodology no less restrictive than that used as of the date hereof in determining reserves. The Maximum ABL Facility Amount is not a limitation on the discretionary rights and ability of the ABL Agent to impose or establish any and all reserves, and to thereafter reduce or eliminate such reserves in accordance with the terms of this Agreement.

(b) The Term Agent and the Term Secured Parties may at any time and from time to time and without consent of or notice to the ABL Secured Parties, without incurring any liability to the ABL Secured Parties and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement, modify, waive, substitute, renew, refinance or replace any or all of the Term Documents; provided, however, that without the consent of the ABL Agent, the Term Agent and the Term Secured Parties shall not amend, restate, supplement, modify, waive, substitute, renew, refinance or replace (including in connection with any DIP Financing provided by any of the Term Secured Parties) any or all of the Term Documents to:

(1) increase the aggregate outstanding principal amount of the Term Obligations in excess of the amount of the Maximum Term Loan Facility Amount;

(2) increase the rate of interest set forth in the definition of “Applicable Margin” as defined in the Term Loan Agreement by more than 2.00% per annum (other than any increase occurring because of fluctuations in underlying rate indices or the imposition of the default rate set forth in Section 1.3(c) of the Term Loan

Agreement) or increase the percentage with respect to the default rate set forth in Section 1.3(c) of the Term Loan Agreement by more than 2.00% per annum above the rate applicable thereto on the date hereof;

(3) shorten the scheduled maturity of the Term Obligations;

(4) change any conditions, covenants, defaults or events of default thereunder that expressly restricts any Credit Party from making payments of the ABL Obligations that would otherwise be permitted under the Term Loan Agreement other than as expressly provided herein;

(5) require any mandatory prepayments or scheduled repayments of the Term Obligations except as provided in the Term Documents as in effect on the date hereof or require that any payment on the Term Obligations be made earlier than the date originally scheduled for such payment;

(6) change the definition of “Appraised Value”, “Availability”, “Availability Block”, “Term Loan Reserve Amount”, “Term Loan Push Down Reserve”, “Borrowing Base”, “Term Loan Borrowing Base”, “Borrowing Base Certificate”, “Eligible Credit Card Accounts”, “Eligible In-Transit Inventory”, “Eligible Inventory”, “Eligible PL Credit Card Accounts”, “Eligible Real Estate”, “Eligible Intellectual Property”, “Net Orderly Liquidation Value”, “NOLV Factor”, “Overadvance”, “Reserves”, “Rent and Charges Reserve”, “Gift Card Reserve”, or “Rate Contract Reserve” contained in the Term Loan Agreement or any component definition thereof, each as set forth in the Term Loan Agreement, in a manner that would make less credit available to the Borrowers;

(7) change the definition of “Term Loan Trigger Event”;

(8) change any conditions, covenants, defaults or events of default thereunder that expressly restricts any Credit Party from making payments of the ABL Obligations that would otherwise be permitted under the Term Documents as in effect on the date hereof; or

(9) amend the Term Loan Agreement to permit assignments of the Term Obligations under the Term Loan Agreement to any Term Credit Party or any Affiliate of any Term Credit Party.

(c) Subject to Sections 5.2(a) and (b) above, the ABL Obligations and the Term Obligations may be refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under any ABL Document or any Term Document) of the ABL Agent, the ABL Secured Parties, the Term Agent or the Term Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof, provided, however, that the holders of such refinancing Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the ABL Agent or the Term Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the

ABL Agent or the Term Agent, as the case may be, and any such refinancing transaction shall be in accordance with any applicable provisions of both the ABL Documents and the Term Documents (to the extent such documents survive the refinancing).

Section 5.3. Reinstatement and Continuation of Agreement.

(a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement, but such reinstatement shall not impose an obligation on the Term Agent or Term Secured Parties to disgorge payments previously made, including from the Proceeds of ABL Priority Collateral. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agent, the ABL Secured Parties, and the Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations or the Term Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b) If the Term Agent or any Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Term Obligations (a “Term Recovery”), then the Term Obligations shall be reinstated to the extent of such Term Recovery. If this Agreement shall have been terminated prior to such Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement, but such reinstatement shall not impose an obligation on the ABL Agent or ABL Secured Parties to disgorge payments previously made, including from Proceeds of Term Priority Collateral. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agent, the ABL Secured Parties, and the Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations or the Term Obligations. No priority or right of the Term Agent or any Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Term Documents, regardless of any knowledge thereof which the Term Agent or any Term Secured Party may have.

Section 5.4. Term Purchase Option of ABL Obligations.

(a) If (i) the ABL Agent or ABL Lenders shall sell, lease, license or dispose of all or substantially all of the ABL Priority Collateral by private or public sale, (ii) the principal amount of the ABL Obligations shall have been accelerated or (iii) an Insolvency Proceeding occurs with respect to any of the Credit Parties (each such event described in clauses (i) through (iii) above, the “Purchase Option Event”), the Term Secured Parties shall have the opportunity (with each Term Secured Parties having a ratable right to make the purchase, with each Term Secured Party’s right to purchase being automatically proportionately increased by the amount not purchased by another Term Secured Party) to purchase all (but not less than all) of the ABL Obligations pursuant to this Section 5.4; provided, that such option shall expire if the applicable Term Secured Parties fail to deliver a written notice (a “Purchase Notice”) to the ABL Agent within ten (10) Business Days following the first date the Term Agent obtains knowledge of the occurrence of the earliest Purchase Option Event, which Purchase Notice shall (A) be signed by the applicable Term Secured Parties committing to such purchase (the “Purchasing Creditors”) and indicate the percentage of the ABL Obligations to be purchased by each Purchasing Creditor (which aggregate commitments must add up to 100% of the ABL Obligations) and (B) state that (1) it is a Purchase Notice delivered pursuant to Section 5.4 of this Agreement and (2) the offer contained therein is irrevocable. Upon receipt of such Purchase Notice by the ABL Agent, the Purchasing Creditors shall have from the date of delivery thereof to and including the date that is ten (10) Business Days after the Purchase Notice was received by the ABL Agent to purchase all (but not less than all) of the ABL Obligations pursuant to this Section 5.4 (the date of such purchase, the “Purchase Date”).

(b) On the Purchase Date, the ABL Agent and the other ABL Secured Parties shall, subject to any required approval of any Governmental Authority and any limitation in the ABL Credit Agreement, in each case then in effect, if any, sell to the Purchasing Creditors all (but not less than all) of the ABL Obligations. On such Purchase Date, the Purchasing Creditors shall (i) pay to the ABL Agent, for the benefit of the ABL Secured Parties, as directed by the ABL Agent, in immediately available funds the full amount (at par) of all ABL Obligations then outstanding together with all accrued and unpaid interest and fees and other amounts thereon (but excluding any prepayment fee, prepayment premium or early termination fee not then due and owing (other than as provided below)), all in the amounts specified by the ABL Agent and determined in good faith in accordance with the applicable ABL Documents or other applicable documents, (ii) furnish cash collateral as the ABL Agent determines is reasonably necessary to secure the ABL Secured Parties on terms and in amounts reasonably satisfactory to the ABL Agent in connection with any (x) contingent ABL Obligations and (y) issued and outstanding Letters of Credit issued under the ABL Credit Agreement (in the case of this clause (y), in an amount not to exceed 107% of the maximum amount to be drawn under such Letters of Credit) and (iii) agree to reimburse the ABL Secured Parties for any loss, cost, damage or expense resulting from the granting of provisional credit for any checks, wire or ACH transfers that are reversed or not final or other payments provisionally credited to the ABL Obligations under the ABL Credit Agreement and as to which the ABL Agent and ABL Secured Parties have not yet received final payment as of the Purchase Date; provided that the Purchasing Creditors agree (x)

to pay to the ABL Agent, for the benefit of the ABL Lenders, any prepayment fee, prepayment premium or early termination fee set forth in the ABL Documents within five (5) Business Days after receipt by the Purchasing Creditors (or any of them) of amount on account of any such prepayment fee, prepayment premium or early termination fee and (y) not to amend the terms of the ABL Documents (as in effect on the Purchase Date) in respect of any prepayment fee, prepayment premium or early termination fee after the purchase by the Purchasing Creditors of the ABL Obligations. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of the ABL Agent (for the benefit of the ABL Secured Parties) as the ABL Agent shall have specified in writing to the Term Agent. Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the Purchasing Creditors to the bank account designated by the ABL Agent are received in such bank account prior to 1:00 p.m., New York, New York time, and interest shall be calculated to and including such Purchase Date if the amounts so paid by the Purchasing Creditors to the bank account designated by the ABL Agent are received in such bank account after 1:00 p.m., New York, New York time.

(c) Any purchase pursuant to the purchase option set forth in this Section 5.4 shall, except as provided below, be expressly made without representation or warranty of any kind by the ABL Agent or the other ABL Secured Parties as to the ABL Obligations, the collateral or otherwise, and without recourse to the ABL Agent and the other ABL Secured Parties as to the ABL Obligations, the collateral or otherwise, except that the ABL Agent and each of the ABL Secured Parties, as to itself only, shall represent and warrant only as to (i) the amount of the ABL Obligations being sold by it, (ii) that such Person has not created any Lien on, or sold any participation in, any ABL Obligations being sold by it, and (iii) that such Person has the right to assign the ABL Obligations being assigned by it and its assignment agreement has been duly authorized by it. The Credit Parties irrevocably, by their execution of the acknowledgment hereto, authorize and consent to the ABL Agent and the other ABL Secured Parties assigning the ABL Obligations to the Purchasing Creditors as provided in this Section 5.4.

(d) In connection with any purchase of ABL Obligations pursuant to this Section 5.4, each ABL Lender and ABL Agent agrees to enter into and deliver to the Purchasing Creditors on the Purchase Date, as a condition to closing, an assignment agreement in a form reasonably acceptable to each Agent and, at the expense of the Credit Parties, the ABL Agent and each other ABL Lender shall deliver all possessory collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or bond powers), then in its possession or in the possession of its agent or bailee, or turn over control as to any pledged collateral, Deposit Accounts or securities accounts of which it or its agent or bailee then has control, as the case may be, to any Person designated by the ABL Agent to act as the successor ABL Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to any Person designated by the Term Agent to act as the successor ABL Agent. Upon the consummation of the purchase of the ABL Obligations pursuant to this Section 5.4, the ABL Agent (and all other agents under the ABL Credit Agreement) shall be deemed to have resigned as an “agent” or “administrative agent” or “collateral agent” (or any similar role) for the ABL Secured Parties under the ABL Documents; provided that the ABL Agent (and all other agents under the ABL Credit Agreement) shall be entitled to all of the rights and benefits of a former “agent” or “administrative agent” or “collateral agent” under the ABL Documents.

(e) Notwithstanding the foregoing purchase of the ABL Obligations by the Purchasing Creditors, the ABL Secured Parties shall retain all contingent indemnification obligations and other obligations under the ABL Documents which by their express terms would survive any repayment of the ABL Obligations.

ARTICLE 6.

INSOLVENCY PROCEEDINGS

Section 6.1. DIP Financing.

(a) If any ABL Borrower or any ABL Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of ABL Obligations, and the ABL Agent or the ABL Secured Parties shall seek to provide any ABL Borrower or any ABL Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting ABL Priority Collateral under Section 363 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (each, a “DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be Collateral), then the Term Agent, on behalf of itself and the Term Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Term Agent on ABL Priority Collateral securing the Term Obligations (and will not request any adequate protection solely as a result of such DIP Financing or use of cash collateral that is ABL Priority Collateral except as permitted by Section 6.3(c)(i)), so long as (i) the Term Agent retains its Lien on the Collateral to secure the Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under any Debtor Relief Laws) and, as to the Term Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the subject Debtor Relief Laws and any Lien on the Term Priority Collateral securing such DIP Financing is junior and subordinate to the Lien of the Term Agent on the Term Priority Collateral, (ii) the aggregate principal amount of loans and letter of credit accommodations outstanding under any such DIP Financing, together with, but without duplication, the aggregate outstanding principal amount of loans and outstanding amount of letters of credit made, issued or incurred pursuant to the ABL Documents, and any portion of any Carve Out for which the ABL Agent has not established and maintained a Reserve against the ABL Borrowing Base does not exceed the Maximum ABL Facility Amount; (iii) a reserve in the amount of any Carve Out is implemented and maintained against the ABL Borrowing Base in such DIP Financing and (iv) such DIP Financing shall not require the Credit Parties to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the documentation evidencing such DIP Financing.

(b) If any ABL Credit Party shall be subject to any Insolvency Proceeding at any time prior to the Discharge of ABL Obligations and the ABL Credit Parties request the use of cash collateral in such Insolvency Proceeding, the ABL Agent, on behalf of the ABL Secured Parties, agrees that no ABL Secured Party shall give its consent to any order for the use of cash collateral constituting ABL Priority Collateral under Section 363 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) that is not stated to be subject to compliance with the Maximum ABL Facility Amount; provided, however, that if the relevant court in such Insolvency Proceeding of such Credit Parties approves the use of cash collateral notwithstanding the ABL Secured Parties’ failure to consent to such request or court order, the Term Agent, for and on behalf of the Term Secured Parties, agrees that if the aggregate loans and letters of credit outstanding under the ABL Credit Agreement and the amount of cash collateral constituting ABL Priority Collateral used or proposed to be used by the relevant Credit Parties in such Insolvency Proceeding at any time exceeds the Maximum ABL Facility Amount, all such excess amounts shall not be subject to the limitations on the Maximum ABL Facility Amount for all purposes under this Agreement and shall be treated as Inadvertent Overadvances for the purposes of determining the Maximum ABL Facility Amount. The Term Agent, for and on behalf of the Term Secured Parties, agree that the no ABL Secured Party has any obligation to object to any order for the use of cash collateral constituting ABL Priority Collateral under Section 363 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) that is not stated to be subject to compliance with the Maximum ABL Facility Amount. Notwithstanding the foregoing in this Section 6.1(b), if any of the ABL Credit Parties request the use of cash collateral in an Insolvency Proceeding of such ABL Credit Parties in order to liquidate all or substantially all of the ABL Priority Collateral, the Term Agent, for and on behalf of the Term Secured Parties, agrees that the ABL Secured Parties may (in their discretion) consent to the use of cash collateral (including any order providing for such use) by such ABL Credit Parties and further agrees that if the aggregate loans and letters of credit outstanding under the ABL Credit Agreement and the amount of cash collateral constituting ABL Priority Collateral used or proposed to be used by the relevant Credit Parties in such Insolvency Proceeding at any time exceeds the Maximum ABL Facility Amount, all such excess amounts shall not be subject to the limitations on the Maximum ABL Facility Amount for all purposes under this Agreement and shall be treated as Inadvertent Overadvances for the purposes of determining the Maximum ABL Facility Amount. Except as set forth in Section 6.1(a), the Term Agent and the Term Secured Parties may object to and seek adequate protection for any request for use of cash collateral on any grounds including, without limitation the failure to provide the Term Secured Parties adequate protection for their interest in any of the Collateral.

(c) All Liens in respect of the ABL Obligations or the Term Obligations, as the case may be, granted to the ABL Agent, the ABL Secured Parties, the Term Agent or the Term Secured Parties in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

(d) Each Agent, on behalf of its respective Secured Parties, agrees that none of them, nor any of their respective Affiliates, shall offer to provide any DIP Financing to the Credit Parties in any Insolvency Proceeding or endorse the provision of any DIP Financing to the

Credit Parties in any Insolvency Proceeding which does not comply with the terms and conditions of this Agreement. The Term Agent, on behalf of the Term Secured Parties, hereby agrees and acknowledges that any consent or waiver of the terms of this Agreement in respect of any DIP Financing or use of cash collateral in any Insolvency Proceeding of any Credit Party provided by any of them in favor of any ABL Secured Party (including any ABL Secured Party which is also an affiliate of any Term Secured Party) shall automatically (and with no further action on behalf of any Person) run in favor of all ABL Secured Parties in all respects, and the Term Agent agrees to provide written notice to the ABL Agent of any such consent or waiver and the details thereof.

(e) The Term Agent, on behalf of the Term Secured Parties each solely in their capacity as Term Secured Parties, agrees that none of them shall offer to provide any DIP Financing to the Credit Parties in any Insolvency Proceeding or endorse the provision of any DIP Financing to the Credit Parties in any Insolvency Proceeding in competition with any financing provided by or consented to any of the ABL Secured Parties so long as the ABL Secured Parties (or any of them) provide a commitment letter for a DIP Financing which complies with the terms and conditions of this Agreement (an “ABL DIP Financing Proposal”) in response to an initial written request from the Credit Parties for a DIP Financing within ten (10) Business Days from receipt of such written request from the Credit Parties (it being understood that ABL Lenders who are either Term Secured Parties or affiliated with Term Secured Parties may, other than in their capacity as Term Secured Parties, offer an ABL DIP Financing Proposal to the Credit Parties in competition with an ABL DIP Financing Proposal of any other ABL Lender). In the event that no ABL Secured Party provides an ABL DIP Financing Proposal to the Credit Parties within the time period described in this clause (e) above, any Term Secured Party, or any Affiliate thereof, may offer to provide (i) a DIP Financing to the Credit Parties in such Insolvency Proceeding so long as such DIP Financing provides for, and results in, the Discharge of the ABL Obligations on the closing date of such DIP Financing and (ii) a DIP Financing to the Credit Parties in such Insolvency Proceeding so long as the Liens securing such DIP Financing are junior and subordinate in priority in all respects to the Liens securing the ABL Obligations on all ABL Priority Collateral.

(f) The Term Agent and the Term Secured Parties hereby agree that they shall not offer to provide any DIP Financing to the Credit Parties in any Insolvency Proceeding or endorse the provision of any DIP Financing to the Credit Parties in any Insolvency Proceeding pursuant to which Liens that are senior or pari passu in priority to the Liens securing the ABL Obligations are granted on the ABL Priority Collateral. The ABL Agent and the ABL Secured Parties hereby agree that they shall not offer to provide any DIP Financing to the Credit Parties in any Insolvency Proceeding or endorse the provision of any DIP Financing to the Credit Parties in any Insolvency Proceeding pursuant to which Liens that are senior or pari passu in priority to the Liens securing the Term Obligations are granted on the Term Priority Collateral. Nothing contained herein shall be deemed to limit the rights of the ABL Agent or any ABL Secured Party to object to DIP Financing or the use of cash collateral on any grounds.

Section 6.2. Relief From Stay. Until the Discharge of ABL Obligations has occurred, the Term Agent, on behalf of itself and the Term Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of Term Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Priority Collateral without the Term Agent’s express written consent. In addition, neither the Term Agent nor the ABL Agent shall seek any relief from the automatic stay or any other stay in any Insolvency Proceeding with respect to any Collateral without providing three (3) Business Days’ prior written notice to the other, unless such period is agreed by both the ABL Agent and the Term Agent to be modified or unless the ABL Agent or Term Agent, as applicable, makes a good faith determination that either (A) the ABL Priority Collateral or the Term Priority Collateral, as applicable, will decline speedily in value or (B) the failure to take any action will have a reasonable likelihood of endangering the ABL Agent’s or the Term Agent’s ability to realize upon its Collateral.

Section 6.3. No Contest; Adequate Protection.

(a) The Term Agent, on behalf of itself and the Term Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral in compliance with the terms of this Agreement, (ii) any proposed provision of DIP Financing by the ABL Agent and/or some or all of the ABL Secured Parties consistent with Section 6.1 on adequate protection grounds, or (iii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement and (y) any payments with respect to such adequate protection are not made with the Proceeds of Term Priority Collateral.

(b) The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the Term Agent or any Term Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a) above) or (ii) any objection by the Term Agent or any Term Secured Party to any motion, relief, action or proceeding based on a claim by the Term Agent or any Term Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(a) above) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the Term Agent as adequate protection of its interests are subject to this Agreement and (y) any payments with respect to such adequate protection are not made with the Proceeds of ABL Priority Collateral, except that, subject to the following conditions, the ABL Agent will not contest adequate protection payments of interest at the contract rate and reasonable fees and expenses of the Term Agent from Proceeds of ABL Priority Collateral: (a) to the extent such payments are approved by a final order of the bankruptcy court approving DIP Financing or the use of cash collateral consented to by the ABL Agent, (b) the ABL Secured Parties are also receiving adequate protection payments covering their interest and fees at the contract rate and other reasonable fees and expenses, and (c) the amount of such payments is added to the Maximum ABL Facility Amount.

(c) In any Insolvency Proceeding:

(i) in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, is granted adequate protection with respect to the ABL Priority Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted ABL Priority Collateral), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the Term Agent, on behalf of itself or any of the Term Secured Parties, may seek or request (and the ABL Secured Parties will not oppose such request) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the ABL Obligations on the same basis as the other Liens of the Term Agent on ABL Priority Collateral; and

(ii) in the event that the Term Agent, on behalf of itself or any of the Term Secured Parties, is granted adequate protection in respect of Term Priority Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted Term Priority Collateral), then the Term Agent, on behalf of itself and the Term Secured Parties, agrees that the ABL Agent on behalf of itself or any of the ABL Secured Parties, may seek or request (and the Term Secured Parties will not oppose such request) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the Term Obligations on the same basis as the other Liens of the ABL Agent on Term Priority Collateral.

(d) Nothing herein shall limit the rights of (A) the Term Agent or the Term Secured Parties from seeking adequate protection with respect to their rights in the Term Priority Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) and (B) the ABL Agent or the ABL Secured Parties from seeking adequate protection with respect to their rights in the ABL Priority Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

(e) Neither the Term Agent nor any Term Secured Party shall seek adequate protection with respect to their rights in the ABL Priority Collateral in any Insolvency Proceeding except as set forth in this Agreement.

(f) Neither the ABL Agent nor any ABL Secured Party shall seek adequate protection with respect to their rights in the Term Priority Collateral in any Insolvency Proceeding except as set forth in this Agreement.

(g) Neither the Term Agent nor any Term Secured Party shall oppose or seek to challenge any claim by the ABL Agent or any ABL Secured Party for allowance in any Insolvency Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien securing any ABL Secured Party’s claim, without regard to the existence of the Lien of the Term Agent on behalf of the Term Secured Parties on the ABL Priority Collateral.

(h) Neither the ABL Agent nor any other ABL Secured Party shall oppose or seek to challenge any claim by the Term Agent or any Term Secured Party for allowance in any Insolvency Proceeding of Term Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien securing any Term Secured Party’s claim, without regard to the existence of the Lien of the ABL Agent on behalf of the ABL Secured Parties on the Term Priority Collateral.

Section 6.4. Asset Sales. The Term Agent agrees, on behalf of itself and the Term Secured Parties, that it will not oppose any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the Proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that it will not oppose any sale consented to by the Term Agent of any Term Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the Proceeds of such sale are applied in accordance with this Agreement. In connection with the sale of any Collateral, the parties agree that they will support the debtor in obtaining a bid from a nationally recognized liquidator as a stalking horse bid. The allocation of purchase price contained in any purchase agreement relating to such sale shall not control such allocation, unless agreed to by the ABL Agent and the Term Agent.

Section 6.5. Separate Grants of Security and Separate Classification. Each Term Secured Party and each ABL Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents and the Term Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Term Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization (or other plan of similar effect under any Debtor Relief Laws) proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and the Term Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims and Term Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or Term Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties and the Term Secured Parties, respectively, before any distribution is made in respect of the claims held by the other Secured Parties from such Priority Collateral, with such other Secured Parties hereby acknowledging and agreeing to turn over to the ABL Secured Parties and the Term Secured Parties, as the case may be, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

Section 6.6. Enforceability. This Agreement shall be applicable, as to Collateral and the proceeds thereof in existence before the commencement of any Insolvency Proceeding, both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of the Secured Parties in or to any distributions from or in respect of any such Collateral or proceeds of such Collateral, shall continue after the commencement of any Insolvency Proceeding. All references herein to any Credit Party shall be deemed to apply to any debtor in possession, any trustee, receiver, receiver manager, interim receiver or monitor for such Credit Party. Any reference to Agent or Secured Parties shall be deemed to apply to any agent or secured parties under any DIP Financing. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code or any other applicable provisions of any other Debtor Relief Law.

Section 6.7. ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document in accordance with the terms hereof.

Section 6.8. Term Obligations Unconditional. All rights of the Term Agent hereunder, all agreements and obligations of the ABL Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Document in accordance with the terms hereof.

Section 6.9. Reorganization Securities. Subject to the ability of the ABL Secured Parties and the Term Secured Parties, as applicable, to support or oppose confirmation or approval of any plan of reorganization, compromise or arrangement or a proposal as provided herein, if, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization compromise or arrangement or a proposal, both on account of ABL Obligations and on account of Term Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the Term Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan or proposal and will apply with like effect to the debt obligations so distributed, to the Liens securing such debt obligations and the distribution of Proceeds thereof.

Section 6.10. Rights as Unsecured Creditors. Except as expressly provided in this Agreement, nothing contained herein shall affect the rights or claims of any Agent or any Secured Party as an unsecured creditor in any Insolvency Proceeding, and the Agents and the Secured Parties shall retain all such rights and claims.

ARTICLE 7.

MISCELLANEOUS

Section 7.1. Rights of Subrogation. The Term Agent, for and on behalf of itself and the Term Secured Parties, agrees that no payment to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Term Agent or any Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Term Agent or any Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment to the Term Agent or any Term Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Obligations shall have occurred. Following the Discharge of Term Obligations, the Term Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Obligations resulting from payments to the Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Agent are paid by such Person upon request for payment thereof.

Section 7.2. Further Assurances. The Parties will, at the expense of the Credit Parties, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Agent or the Term Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3. Representations. The Term Agent represents and warrants to the ABL Agent that it has the requisite power and authority under the Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Term Secured Parties and that this Agreement shall be binding obligations of the Term Agent and the Term Secured Parties, enforceable against the Term Agent and the Term Secured Parties in accordance with its terms. The ABL Agent represents and warrants to the Term Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties and that this Agreement shall be binding obligations of the ABL Agent and the ABL Secured Parties, enforceable against the ABL Agent and the ABL Secured Parties in accordance with its terms.

Section 7.4. Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party hereto shall be effective unless it is in a written agreement executed by the Term Agent and the ABL Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that this Agreement may be amended from time to time, without the consent of either Agent, to add additional Credit Parties, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof.

Section 7.5. Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, sent electronically in PDF or similar format or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic transmission or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	General Electric Capital Corporation 401 Merritt 7, UL-109 Norwalk, CT 06851 Attention: The Talbots, Inc. Portfolio Manager Fax: (203) 956-4098

Term Agent:	Wells Fargo Bank, National Association One Boston Place 18th Floor Boston, MA 02108 Attention: Adam Salter Fax: 877-774-7409

Section 7.6. No Waiver; Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7. Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations and the Discharge of Term Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver, interim receiver, receiver-manager, monitor or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the Term Agent, or any Term Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations or the Term Obligations, as applicable, to any other Person (other than any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor and any Subsidiary of any Borrower or any Guarantor), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the Term Agent, any ABL Secured Party, or any Term Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties and the Term Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8. Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (excluding the laws applicable to conflicts or choice of law (other than the New York General Obligations Law §5-1401)). This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9. Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission (including .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

Section 7.10. No Third Party Beneficiaries. This Agreement is solely for the benefit of the ABL Agent, the ABL Secured Parties, the Term Agent and the Term Secured Parties. No other Person (including any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor, or any Subsidiary of any Borrower or any Guarantor) shall be deemed to be a third party beneficiary of this Agreement.

Section 7.11. Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.12. Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.13. VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF

OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY ABL SECURED PARTY OR ANY TERM SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY TERM DOCUMENTS, OR ANY ABL DOCUMENTS AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.14. Intercreditor Agreement. This Agreement is the “Term Loan B Intercreditor Agreement” referred to in the ABL Credit Agreement and the “ABL Intercreditor Agreement” referred to in the Term Loan Agreement. Nothing in this Agreement shall be deemed to subordinate the obligations due to (i) any ABL Secured Party to the obligations due to any Term Secured Party or (ii) any Term Secured Party to the obligations due to any ABL Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.

Section 7.15. No Warranties or Liability. The Term Agent and the ABL Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any Term Document. Except as otherwise provided in this Agreement, the Term Agent and the ABL Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.16. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Term Document, the provisions of this Agreement shall govern.

Section 7.17. Information Concerning Financial Condition of the Credit Parties. Each of the Term Agent and the ABL Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Obligations. The Term Agent and the ABL Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Term Agent or the ABL Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (a) it shall be under no obligation (i) to provide any such information to such other party or any other party on any subsequent occasion except as required pursuant to Section 3.3, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any other information, or (b) it makes no representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein, and (c) the Party receiving such information hereby to hold the other Party harmless from any action the receiving Party may take or conclusion the receiving Party may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities, and expenses to which such receiving Party may become subject arising out of or in connection with the use of such information.

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IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Lenders, and the Term Agent, for and on behalf of itself and the Term Lenders, have caused this Agreement to be duly executed and delivered as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as the ABL Agent

By:	/s/ Mark J. Forti
Name:	Mark J. Forti
Title:	Duly Authorized Signatory

[Signature Page to Intercreditor Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as the Term Agent

By:	/s/ Adam D. Salter
Name:	Adam D. Salter
Title:	Managing Director

[Signature Page to Intercreditor Agreement]

ACKNOWLEDGMENT

Each Borrower and each Guarantor hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Agent, and the Term Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Borrower and each Guarantor further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement and (i) as between the ABL Secured Parties, the Borrowers and the Guarantors, the ABL Documents remain in full force and effect as written and are in no way modified hereby, and (ii) as between the Term Secured Parties, the Borrowers and the Guarantors, the Term Documents remain in full force and effect as written and are in no way modified hereby.

BORROWERS:

THE TALBOTS, INC.

By:	/s/ Michael Scarpa
Name:	Michael Scarpa
Title:	Chief Operating Officer, Chief Financial Officer and Treasurer

THE TALBOTS GROUP, LIMITED PARTNERSHIP

By:	/s/ Michael Scarpa
Name:	Michael Scarpa
Title:	Vice President and Treasurer

TALBOTS CLASSICS FINANCE COMPANY, INC.

By:	/s/ Richard T. O’Connell, Jr.
Name:	Richard T. O’Connell, Jr.
Title:	Vice President

[Signature Page to Intercreditor Agreement]

GUARANTORS:

TALBOTS CLASSICS, INC.

By:	/s/ Richard T. O’Connell, Jr.
Name:	Richard T. O’Connell, Jr.
Title:	Vice President

TALBOTS IMPORT, LLC

By:	/s/ Richard T. O’Connell, Jr.
Name:	Richard T. O’Connell, Jr.
Title:	Vice President

BIRCH POND REALTY CORPORATION

By:	/s/ Richard T. O’Connell, Jr.
Name:	Richard T. O’Connell, Jr.
Title:	Vice President

TALBOTS (CANADA), INC.

By:	/s/ Richard T. O’Connell, Jr.
Name:	Richard T. O’Connell, Jr.
Title:	Vice President

TALBOTS (CANADA) CORPORATION

By:	/s/ Richard T. O’Connell, Jr.
Name:	Richard T. O’Connell, Jr.
Title:	Vice President

[Signature Page to Intercreditor Agreement]